                                                                    EXHIBIT 10.9

                               AGREEMENT OF LEASE

                                     BETWEEN

                         GEORGETOWN-JEFFERSON ASSOCIATES
                         -------------------------------
                                                LANDLORD

                            AND

                       STUDENT LOAN MARKETING ASSOCIATION
                       ----------------------------------
                                                  TENANT




                      [JULIEN J. STUDLEY, INC. LETTERHEAD]


                                TABLE OF CONTENTS
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1.   Leased Premises...................................................................................................    1

2.   Term and Commencement of Term.....................................................................................    1

3.   Preoccupancy Work Agreement.......................................................................................    3

4.   Rent..............................................................................................................    3

5.   Cost of Living Adjustment to Rent.................................................................................    4

6.   Additional Rent To Cover Increases in Operating Expenses..........................................................    5

7.   Utilities.........................................................................................................    8

8.   Use...............................................................................................................    9

9.   Care of Premises..................................................................................................    9

10.  Alterations by Tenant.............................................................................................    9

11.  Equipment, Use, Waste, Nuisance, Etc..............................................................................   10

12.  Alterations, Equipment and Other property Belong to Landlord, Removal of Tenant's personal Property..............    11

13.  Landlord's Access to Premises....................................................................................    13

14.  Services and Utilities...........................................................................................    13

15.  Rules and Regulations............................................................................................    15

16.  Indemnification..................................................................................................    15

17.  Repair of Damage Caused by Tenant................................................................................    16

18.  Landlord Not Liable for Damage to Personal Property or Person....................................................    16

19.  Fire and Other Casualty..........................................................................................    16

20.  Insurance........................................................................................................    17

21.  Condemnation.....................................................................................................    19

22.  Signs, Safes & Furnishings.......................................................................................    19

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                                    - ii -

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23.  Default Provisions and Remedies..................................................................................    20

24.  Right of Landlord to Cure Tenant's Default.......................................................................    23

25.  Waiver...........................................................................................................    23

26.  Holding Over.....................................................................................................    24

27.  Subordination....................................................................................................    24

28.  Assignment and Subletting........................................................................................    25

29.  Transfer by Landlord.............................................................................................    27

30.  Inability to Perform.............................................................................................    27

31.  Estoppel Certificates............................................................................................    27

32.  Covenants of Landlord............................................................................................    28

33.  Waiver of Jury Trial.............................................................................................    28

34.  Brokers, Etc.....................................................................................................    28

35.  Certain Rights Reserved by Landlord..............................................................................    28

36.  Access Control...................................................................................................    29

37.  Option to Extend.................................................................................................    29

38.  Expansion Space..................................................................................................    30

39.  Notices..........................................................................................................    31

40.  Definitions......................................................................................................    31

41.  Lien for Rent....................................................................................................    32

42.  Parking..........................................................................................................    32

43.  Security Deposit.................................................................................................    33

44.  Miscellaneous Provisions.........................................................................................    34

45.  Financing........................................................................................................    35

            EXHIBIT A - Plan Outlining Premises
            EXHIBIT B - Declaration as to Date
                        of Delivery and Acceptance
                        of Possession, Etc.
            EXHIBIT C - Work Agreement and Allowance
            EXHIBIT D - Rules and Regulations

                       1050 THOMAS JEFFERSON STREET, N.W.
                                WASHINGTON, D.C.

                                      LEASE

            THIS LEASE is made and entered into this 21st day of December, 1979, by and between GEORGETOWN-JEFFERSON ASSOCIATES, a District of Columbia limited partnership ("Landlord"), and STUDENT LOAN MARKETING ASSOCIATION, a federally chartered corporation ("Tenant").

            In consideration of the rents hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

            1. Leased Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately 101,828 square feet of gross rentable area, as measured by the formula known as the "Washington Board of Realtors Standard Floor Area Measurement," comprising the entire second, third and fourth floors and including approximately 10,327 gross rentable square feet on the first floor of the office building (the "Building") situated at 1050 Thomas Jefferson Street, N.W., Washington, D.C. as shown on the plan attached hereto as Exhibit A (hereinafter referred to as the "Premises"). Landlord excepts and reserves hallways, stairways, shaftways, and other common areas and common facilities, as well as the right to maintain, use, construct, repair and replace pipes, ducts, wires, meters and any other equipment, machinery, apparatus and fixtures therein or leading through the Premises, where possible, in such a manner as will not cause unreasonable interference with Tenant's use.

            Landlord, at its expense, shall provide Tenant with access to and exclusive use of the terrace area immediately outside of its first floor space (as shown on Exhibit A).

            2. Term and Commencement of Term. The term of this Lease (the "Term") shall commence on November 1, 1980 (the "Lease Commencement Date") provided, however, that in no event shall the Lease Commencement Date begin until the date sixty (60) days after Landlord notifies Tenant that Landlord's Work (as defined in Section 3 and Exhibit C, Paragraph 2 of this Lease) shall be substantially completed on the Lease Commencement Date.

            The Term shall end at midnight on the day which is ten (10) years from the end of the month during which the Lease Commencement Date occurs unless the Term terminates sooner pursuant to any other provision of this Lease or pursuant to law.

            Subject to the terms of the Lease, Landlord, its agents and employees, shall not be liable or responsible for any claims, damages or liabilities in connection with any delay in the beginning of the Lease Term, nor shall any obligations of Tenant hereunder be excused on account thereof except that payment of rent and performance of Tenant's other obligations contemplated to occur during the Lease Term shall, absent any misconduct or negligence of Tenant, its agents, employees or invitees contributions to any delay in the Lease Commencement Date, be abated until the actual beginning of the Lease Term. Provided, however, if the Landlord shall be delayed in substantially completing said work as a result of:

                            (i) Tenant's failure to furnish any plans and
                     specifications within any time requirements in this Lease;
                     or

                            (ii) Tenant's request for changes in plans
                     subsequent to dates called for in Exhibit C; or

                            (iii) Tenant's failure to approve in writing the
                     plans, specifications, and cost estimates for non-standard or additional work within the time required under Exhibit C; or

                            (iv) Tenant's request for materials, finishes, or
                     installations other than building standard; or

                            (v) The performance by an agent or contractor of
                     Tenant and the completion of the said work of said agent or contractor; or

                            (vi) The interference by Tenant or its agents or
                     contractors with the work of Landlord;

then the obligation of Tenant to commence rental payments shall be appropriately adjusted to an earlier date (but in no event prior to November 1, 1980) than would result under Section 2 to reflect the number of days' delay in substantial completion of the work resulting from Tenant's or Tenant's agents' or contractors' conduct.

            In the event Tenant, or anyone claiming by, through or under Tenant, occupies all or any part of the Premises prior to the Lease Commencement Date, such tenancy shall be deemed to be by the day and Tenant shall occupy that portion of the Premises upon all of the terms and conditions of this Lease except that the rental payable by Tenant prior to the Lease Commencement Date shall be prorated to reflect the comparison of the gross area so occupied to the total gross rentable area of the Premises.

            In the event the Building and the Premises have not been substantially completed by July 1, 1981, for any reason other than the negligence or misconduct of Tenant, its agents, contractors, licensees or invitees, then Tenant shall have the option (1) to terminate this Lease upon five (5) days written notice to Landlord and Landlord shall pay to Tenant all sums paid by Tenant to Landlord as deposits in connection with the execution of this Lease, or (2) to receive reimbursement from Landlord up to a maximum of Fifty Thousand Dollars ($50,000) for reasonable relocation expenses or other expenses actually sRent by the Tenant as a result of the Lease Commencement Date being delayed beyond July 1, 1981; provided however, that any right of Tenant under this
Section 2 to terminate this Lease for failure to substantially complete the Building and Premises shall expire and be null and void upon substantial completion of the Premises and Building by Landlord prior to the effective date of the termination notice; and provided, further, that any right of Tenant to receive reimbursement for expenses under this Section 2 shall be conditioned upon the delay in the Lease Commencement Pate beyond July 1, 1981, resulting from other than Unavoidable Delays (see definition in Section 40).

            If requested by either Landlord or Tenant, immediately after delivery of possession of the Premises to Tenant, Tenant and Landlord will execute a declaration, in the form attached hereto as Exhibit B, specifying the information called for in said form, including the date of delivery and acceptance of possession, the Lease Commencement Date and the date the Term ends.

            3. Preoccupancy Work Agreement. Landlord agrees to finish and improve the Premises in accordance with the work agreement attached as Exhibit C (the "Work Agreement") and shall have no obligation to make any other improvements or alterations. The work required of Landlord under the terms and conditions of the Work Agreement is referred to in this lease as "Landlord's Work." If any dispute shall arise as to whether the Premises are substantially completed and ready for Tenant's occupancy, a certificate furnished by Landlord's architect certifying the date of substantial completion shall be conclusive and binding of that fact and date upon Landlord and Tenant.

            Tenant agrees to have its agents, contractors and subcontractors work in harmony with and under any rules of those individuals working for Landlord's General Contractor. This pertains to the construction of any additional work performed by Tenant, including installation of fixtures, furniture and equipment. Tenant further agrees to save Landlord harmless from any loss and/or liability which might be imposed upon the Landlord as a result of any failure to work in harmony including picketing or any other form of labor dispute conducted by tenants, agents, contractors, etc.

            4. Rent. Tenant shall pay to Landlord over the 10-year term of this Lease, base rent prior to any adjustment in the amount of Fourteen Million Five Hundred Ten Thousand Four Hundred Ninety and 00/100 Dollars ($14,510,490.00)

(hereinafter "Term Rent"). The Term Rent is based upon a rental rate of Fourteen Dollars and Twenty-Five Cents ($14.25), exclusive of electricity per square foot of cross rentable area in the Premises and will be paid to Landlord on a monthly basis of equal installments ("Monthly Base Rent") of One Hundred Twenty Thousand Nine Hundred Twenty Dollars and Seventy-Five Cents ($120,920.75), payable in advance. The first installment shall be payable promptly upon the commencement of Tenant's non-building standard work in an amount equal to a full month's installment, and the remaining installments shall be payable in advance on the first day of the second full calendar month and each calendar month thereafter during the Term. Landlord hereby waives its right to collect the Monthly Base Rent for the second full calendar month of the Term of this Lease. If the Lease Commencement Date occurs on a day other than the first day of a month, the Monthly Base Rent from the Lease Commencement Date until the first day of the following month shall be prorated at the rate of one-thirtieth (1/30) of the Monthly Base Rent for each day, and shall he payable on the first day of the third full calendar month of the term of this Lease, together with the Monthly Base Rent for the third full calendar month. In addition to Monthly Base Rent as adjusted pursuant to Section 5, Tenant shall pay to Landlord as additional rent ("Additional Rent") consisting of all other sums of money as shall become due from Tenant under this Lease.

            Tenant will pay the rent without demand, deduction, set-off or counterclaim. Any installment of Monthly Base Rent, Additional Rent or other sums required to be paid to Landlord hereunder which is not paid within five (5) days after the same becomes due and payable shall be subject to a late charge of 5% of such installment. If Landlord shall at any time or times accept any rent after it has become due and payable such acceptance shall not excuse delay at subsequent times, or constitute a waiver of any of Landlord's rights under this Lease.

            5. Cost of Living Adjustment to Rent.

               A. Commencing on the first day of the second (2nd) Lease Year and on the first day of each Lease Year thereafter during the Term (the "Adjustment Date"), Rent shall be increased by a sum of money equal to twenty-five percentum (25%) of the percentage increase, if any, of the Consumer Price Index for all Urban Consumers (CPI-U), All Items, Washington, D.C. SMSA Base 1967=100 during the preceding Lease Year. To illustrate the foregoing, assume, for example, that the CPI published for Washington, D.C. for the month immediately preceding the Lease Commencement Date is 200 and that the CPI published for the month immediately preceding the first Adjustment Date is 220. On these assumptions the Rent to be paid for the second Lease Year would be [Rent for the first Lease Year x .25 x 20/200 + Rent for the first lease Year]. The increases, if any, in Rent made pursuant to this Section 5A shall be cumulative. Notwithstanding anything above to the contrary, in no event shall the Base Rent as adjusted payable by Tenant, exclusive of electricity to the Premises and paid for directly by Tenant through a meter charge, in any lease year be less than the Adjusted Base Rent payable in the prior lease year.

               B. If the Consumer Price Index (or a successor or substitute index) ceases to be published, Landlord and Tenant shall mutually agree upon a substitution index, published by a governmental or other non-partisan body, with appropriate reconciliation of the base of the substituted index with the base of the Price Index. If the parties are unable to agree upon a substitute index, the matter shall be submitted to expedited arbitration in accordance with the rules and procedures of the American Arbitration Association.

            6. Additional Rent To Cover Increases in Operating Expenses.

               A. Commencing with the thirteenth (13th) month of the Term of the Lease and continuing for each month of the Term thereafter, Tenant shall pay to Landlord in the manner provided in this Section E, as Additional Rent, payable at the time of payment of Basic Monthly Rent, Tenant's Share of Increased Expenses. "Tenants s Share of Increased Expenses" shall mean Tenant's proportionate share, as determined by taking a fraction the numerator of which is the total rentable square feet of space leased to Tenant and the denominator of which is the total rentable square feet of space in the Building, exclusive of any garage space, times the amount by which the Operating Expenses for the calendar year exceeds Three Dollars ($3.00) per square foot of gross rentable area as adjusted to reflect a fully occupied Building and as adjusted to reflect an initial 12-month operating year and as further adjusted to reflect retail service, if any, being directly paid for by retail tenants. In addition to the foregoing, at the time of payment of Monthly Base Rent for the thirteenth (13th) month of the Lease, Tenant shall make an additional payment to Landlord of Tenant's Share of Increased Expenses for the first twelve (12) months of the Lease. The amount, if any, to be paid to Landlord shall be based upon Landlord's detailed written statement to Tenant indicating the extent to which Operating Expenses in the first calendar year exceeded Three Dollars ($3.00) per square foot, as adjusted.

               B. Prior to determination of the actual amount of Tenant's Share of Increased Expenses for the second and any subsequent Lease Year during the Term of the Lease, Tenant shall make monthly installment payments toward such share on an estimated basis, based on Landlord's estimate of the share for the particular calendar year. Tenant shall pay

Landlord on the first day of each month of each Lease Year one-twelfth (1/12th) of Landlord's estimate for the calendar year in which the particular Lease Year commences.

               C. After the end of each calendar year during the Term, Landlord shall determine the amount, if any, by which the Operating Expenses for the Building during the calendar year, as adjusted pursuant to section 6A, above, exceeded $3.00 per square foot of gross rentable area. Landlord shall provide to Tenant a detailed written statement (the "Expense Statement") of this determination, including Tenant's Share of Increased Expenses for the ensuing Lease Year. Simultaneously with the payment of Monthly Base Rent for the first month of each Lease Year, Tenant shall pay to Landlord any deficiency between the amount shown as Tenant's Share of Increased Expenses for the calendar year and the estimated payments made by Tenant toward such amount in accordance with paragraph B above. (In the case of excess estimated payments, Tenant shall be credited with the excess toward the next estimated payment, or, if no estimated payments are due, such excess will be refunded to the Tenant.) For the calendar year during which the Term ends, amounts shall be equitably adjusted to exclude any portion of the year during which this Lease is not in effect.

               D. Each Expense Statement provided by Landlord pursuant to Paragraph C above shall be conclusive and binding upon Tenant unless within sixty (60) days after receipt of the Expense Statement Tenant shall notify Landlord that it disputes the correctness of the Expense Statement, specifying the respects in which the Expense Statement is claimed to be incorrect. Unless otherwise mutually agreed, any such dispute shall be determined by arbitration in Washington, D.C., in accordance with the rules then prevailing of the American Arbitration Association. Pending determination of the dispute, Tenant shall pay any amounts due from Tenant in accordance with the Statement, but such payment shall be without prejudice to Tenant's position. Tenant, at its expense, shall have reasonable access to appropriate books and records of Landlord relating to Operating Expenses for the sole purpose of verifying Expense Statements. Any such information shall be held in strict confidence by Tenant.

               E. The term "Operating Expenses" shall mean all of those costs and expenses incurred during such year in operating and maintaining (including cleaning, protecting, servicing and repairing) the Land (defined as meaning the approximately 34,639 square feet of ground upon which the Building is located and known as part of Lot 76, Square 1190 in the land records of the District of Columbia) and/or Building (including the Premises), as determined by Landlord and including the cost of supplying utilities to the common areas of the Building. Such costs and expenses shall include, but not be limited to, Real Estate Taxes imposed upon the Building which shall include all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, by whatever name imposed, assessed, levied or imposed upon the Building or the Land or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Building or the Land under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system, and whether or not based on or measured by the receipts or revenues from the Building or the Land (including all taxes and assessments for public improvements or any other governmental purpose and sales and use taxes) and including any rent tax imposed by the District of Columbia.) For the purposes of this Section, Real Estate Taxes shall include the reasonable expenses incurred by Landlord in obtaining a reduction of such taxes, rates or assessments. Landlord shall have the right to pay any special assessment by installments, and in such event Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment.

            Operating Expenses shall not include (1) payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Building, (2) costs of preparing, improving or altering space for any new or renewal tenant, (3) costs for repairs and improvements relating to the Building with a useful life greater than the Term hereof, (4) leasing commissions, (5) depreciation on the Building, (6) salaries paid to any officers of Landlord, (7) capital expenditures, (8) state and federal income taxes imposed upon Landlord,
(9) any tax levied directly against Tenant and paid by Tenant or (10) management fees in excess of those normally charged to maintain a first class office Building in downtown Washington, D.C. Notwithstanding the foregoing, if the Landlord causes any improvements relating to the Building to be made (excluding improvements necessitated by structural design defects or latent defects in the Building) which results in a material reduction of the Operating Expenses for the Building and projects short term cost effectiveness, then Tenant shall pay its pro rata share of the cost of such improvements with the Tenant's share determined by dividing the cost by the useful life of the repair ("Contribution Cost Per Year"). Tenant shall pay on the Adjustment Date its Contribution Cost Per Year and shall not he obligated to pay any Contribution Cost Per Year after the expiration of the Term as extended hereunder.

               F. In the event of any change by the taxing body in the period in which any of the Real Estate Taxes are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make appropriate adjustments with respect to computing increases in Real Estate Taxes provided Tenant is not thereby unduly prejudiced. Real Estate Taxes which are being contested by Landlord shall be included for purposes of computing Tenant's share of expenses under this Section 6, but if Tenant shall have paid an amount of increased rent because of such inclusion of contested Real Estate Taxes and Landlord thereafter receives a refund of such Taxes, Tenant shall receive a credit toward subsequent Real Estate Tax payments, or, if no subsequent payments are due, Tenant shall receive a refund. Landlord :shall have no obligation to contest, object or litigate the levying or imposition of Real Estate Taxes, and may settle, compromise, consent to, waive or otherwise determine in its discretion any such Taxes without consent of Tenant.

               G. Nothing contained in this Section 6 shall be interpreted at any time to reduce the Monthly Base Rent payable under this Lease below the amount specified therefor in Sections 4 or 5 hereof.

               H. Tenant's obligation to pay any and all Additional Rent under this Lease and Landlord's and Tenant's obligations to make any adjustments referred to herein shall survive any expiration or termination of this Lease.

               I. Notwithstanding anything in this Section 6 to the contrary, Tenant shall not be required to pay, for the first full Lease Year of the Term, as Increased Expenses for Operating Expenses more than thirty cents (S.30) per square foot under the formula set forth under Paragraph 6A.

               J. Notwithstanding anything in this Section 6 to the contrary, if any taxes are separately assessed against Landlord or the Building due to improvements, alterations, additions and substitutions undertaken by or at the specific request of Tenant, Tenant shall be solely responsible for the payment of such tax.

               K. If the expiration date of this Lease does not coincide with the last day of a tax year, Tenant's share of increased taxes payable for the tax year in which the expiration date occurs shall be appropriately adjusted and prorated between Landlord and Tenant based upon the respective number of days in such tax year prior to and after the expiration date.

            7. Utilities. Landlord will provide at its expense for the separate metering of electricity to be supplied to the Premises. Tenant shall contract directly with the appropriate public utility company for the supplying of electric utility service to the Premises. Tenant shall promptly pay all electricity charges so as to avoid any delinquent charges or lien filings or foreclosure actions for nonpayment. Failure of Tenant to comply with this
Section 7 shall constitute a default under this Lease. Landlord will be responsible for providing all other utilities associated with comparable first class office buildings and in accordance with the terms of this Lease.

            8. Use.

               A. Tenant will use and occupy the Premises solely for general office purposes (including but not limited to automatic data processing activities) in accordance with the use permitted under applicable zoning regulations and in compliance with all applicable law, and for no other purpose.

               B. Tenant shall be responsible for and shall pay before delinquent all taxes assessed by the District of Columbia during the Term against any leasehold interest or personal property of any kind, owned by or placed in, upon or about the Premises by Tenant.

               C. Tenant shall be responsible for paying the cost of any above Building standard HVAC and any additional power, wiring capacity and electrical capacity necessary to operate Tenant's permissible use activities and equipment as set forth in Section 11.

               D. Tenant will not use or occupy the premises or use the Building for any unlawful, disorderly, or hazardous purpose, or in a manner which will obstruct or interfere with the rights of other tenants or their invitees or in any way injure or annoy them. Tenant will not conduct or permit any activity, or place any equipment, in or about the Premises or the Building which will in any way increase the rate of insurance premiums on the Building or the property kept in the Building, or conflict with fire laws or regulations or with any insurance policy on the Building or such property. Landlord shall have the right to prescribe the weight and position of safes and other heavy equipment or fixtures that Tenant desires to install in the Premises.

            9. Care of Premises. Tenant shall at its expense keep the Premises (including all improvements, fixtures and all other property contained in the Premises) in a neat and clean condition, and in good order and repair, and will surrender the Premises at the end of the Term in as good order and condition as they were at the commencement of the Term, except for reasonable wear and tear and casualties and damages for which Tenant is not responsible hereunder. Provided, however, Landlord shall provide cleaning and char services in accordance with the provisions of Section 14 hereafter. Upon such surrender of the Premises Landlord shall have the right to re-enter and resume possession of the Premises. Tenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the building in which the Premises may be located, or in the Building, or which may disturb the quiet enjoyment of any person outside the Building in contravention of such person's legal rights.

            10. Alterations by Tenant. Tenant or its agents will not make any improvements, alterations, fixed decorations, substitutions or modifications, structural or otherwise, to the Premises or to the Building (hereinafter referred to as "Alterations") without the prior written consent of Landlord (both as to whether the Alterations may be made at all and as to how and when they may be made). Alterations include, but are not limited to, the installation or modification of partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures and wiring of any kind, hardware, locks, ceilings, and window and wall coverings. Landlord may in its sole discretion withhold its consent for any of Tenant's Alterations which Landlord deems will cause injury to or otherwise adversely affect the structural, mechanical, plumbing or electrical elements of the Building or which in any way violate any applicable regulations or codes.

            Alterations may be made only at Tenant's expense, at such times and in such manner as will not disturb or interfere with other tenants, by contractors or subcontractors approved by Landlord, and only after Tenant has obtained any necessary permits from governmental authorities having jurisdiction and furnished copies of the permits to Landlord. Landlord, at its expense, shall have the right to have the making of any Alterations supervised or inspected by its architects, contractors or workmen. If any mechanic's lien is filed against the Premises, or the Building, or the Land for work or materials done for or furnished to Tenant, or claimed to have been done for or furnished to Tenant, the lien shall be discharged by Tenant within thirty (30) days thereafter, solely at Tenant's expense, by paying off or bonding the lien by a reputable casualty or insurance company satisfactory to Landlord. If Tenant shall fail to discharge or bond any such mechanic's lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the monthly installment of rent next becoming due; and such discharge by Landlord shall not be deemed to waive the default of Tenant in not discharging the same. Tenant will indemnify and hold Landlord harmless from any and all expenses liens, claims or damage to persons or property which may arise from the making of any Alterations. If any Alteration is made without the prior written consent of Landlord, Landlord may correct or remove the Alteration at Tenant's expense.

            11. Equipment, Use, Waste, Nuisance, Etc. Tenant will not install or operate in the Premises any equipment or other machinery, other than electric typewriters, adding machines, radios, televisions, tape recorders, dictaphones, bookkeeping machines, clocks, standard size office copiers, word processors, telephone systems, computers, computer terminals and related air conditioning equipment, and kitchen facilities, including a refrigerator and a microwave oven, without (a) first obtaining the prior written consent of Landlord (who may condition such consent upon the payment by Tenant of Additional Rent for additional wiring or capacity needed for the equipment or machinery) and (b) securing any necessary permits from governmental authorities and furnishing copies to Landlord. Tenant shall not install any equipment or machinery which may necessitate any changes, replacements or additions to, or in the use of, the water, heating, plumbing, or air conditioning systems of the Building without first obtaining the prior written consent of Landlord who shall be entitled to condition such consent upon Tenant's paying all costs associated with adding to or modifying the Building systems to accommodate Tenant's equipment. Business machines and equipment belonging to Tenant which cause noise or vibration that may be transmitted to any part of the Building to such a decree as to be objectionable to Landlord or to any other tenant shall be installed and maintained by Tenant, at Tenant s expense, only on vibration eliminators or other devices sufficient to eliminate the noise and vibration.

            Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the Building, nor permit the occurrence of any nuisance therein or the emission therefrom of any objectionable noise or odor.

            Tenant shall at its sole expense keep the Premises equipped with all safety appliances and permits required by law or ordinance or any order or regulation of any public authority and shall make all repairs, alterations, replacements or additions as may be required to comply with any safety requirements resulting from Tenant's alterations, improvements, additions to or use of the Premises. Landlord shall, prior to the Lease Commencement Date, provide for the Premises and Building all safety appliances and permits required by law or ordinance or any order or regulation of any public authority then having jurisdiction over the Building, provided such appliances and permits are required for general office users in comparable first class buildings. With respect to any modifications to the Building required to comply with safety requirements of any applicable jurisdiction adopted after the Lease Commencement Date, and required as a result of Tenant's particularized use of the Premises, the Landlord shall make such modifications and amortize the cost thereof in accordance with generally accepted accounting principles. Tenant shall, upon written notice from Landlord of the cost and amortization schedule, pay to Landlord the amortized cost applicable to the remaining term of the Lease and any renewal thereof. If the changes to the Building are not attributable to the use of a particular tenant in the Building but rather to newly adopted statutory or similar requirements, then Tenant shall pay its pro rata share of the amortized cost together with all tenants in the Building.

            12. Alterations, Equipment and Other Property Belong to Landlord, Removal of Tenant's Personal Property.

               A. Any Alterations and other improvements, and any equipment, machinery, furniture, furnishings and other property, installed or located in the Premises or the Building by or on behalf of either party (i) shall (except for Tenant's Personal Property) immediately become the property of Landlord and
(ii) shall remain upon and be surrendered to Landlord with the Premises as a part thereof at the end of the Term, provided, however, that if Tenant is not in default under this lease, Tenant shall have the right to remove, prior to the end of the Term, Tenant's Personal Property, and provided, further, that if Landlord as a condition precedent to granting its consent under Sections 10 or 11 should elect that any Alterations be removed at the end of the Term, Tenant shall cause the same to be removed at Tenant's expense or reimburse Landlord for doing so. Tenant shall also be required to remove at its sole expense any above Building standard HVAC, wiring, plumbing, or mechanical modifications required to accommodate Tenant's equipment as set forth in Sections 8 and 11 and which such modifications adversely affect Landlord's capacity to lease any part of the Premises affected by such above building standard modifications. "Tenant's Personal Property" shall mean all equipment, machinery, improvements, furniture, furnishings and other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant with respect to which Tenant has not been granted any credit or allowance by Landlord and which (a) are not used, or were not procured for use, in connection with the operation, maintenance or protection of the Premises or the Building, (b) are removable without material damage to the Premises or the Building, and (c) are not replacements of any property of Landlord, whether such replacement is made at Tenant's expense or otherwise. Notwithstanding any other provision of this Lease, Tenant's Personal Property does not include any Alterations, or any improvements or other property installed or placed in or on the Premises as part of Landlord's Work, whether or not any of such Alterations, improvements, or other property were at Tenant's expense.

               B. Tenant shall remove all Tenant's Personal Property from the Premises and leave the Premises broom clean at the termination of this Lease. Any property belonging to Tenant or any other person which is left in the Premises after the date the Lease is terminated for any reason shall be deemed to have been abandoned, provided, however, that Tenant, if it notifies Landlord in writing prior to the termination date of the Lease that it requires a reasonable period of time after such termination date to undertake diligent efforts to remove such property, shall not be deemed to have abandoned the property but rather shall, for that portion of the Premises Landlord is unable to rent because of such property, be deemed to be a holdover tenant responsible for payment of the same Monthly Rent paid during the last month of the Lease Term for such portion of the Premises. In no event shall Tenant be entitled to a holdover period in excess of thirty (30) days in which to remove its property and vacate the Premises or such property shall be deemed abandoned. In the event of abandonment, Landlord shall have the right to declare itself owner of such property and to dispose of it in whatever manner Landlord considers appropriate without waiving its right to claim from Tenant all expense and damage caused by Tenant's failure to remove the property, and Tenant shall not have any right to compensation or claim against Landlord as a result.

            13. Landlord's Access to Premises. Landlord and its agents may, without liability to Tenant, enter the Premises upon reasonable notice to Tenant, emergencies necessitating immediate entry and janitorial service excepted, to examine, inspect and protect them or to make alterations or repairs or for any purpose which Landlord considers necessary for the repair, operation or maintenance of the Building or to exhibit same to prospective purchasers, mortgages, or tenants of the Building. Nothing in this Section 13 shall be deemed or construed to expand upon Landlord's obligations, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided. If an excavation shall be made upon land adjacent to the Leased Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, reasonable license to enter upon the Premises for the purpose of doing such work as Landlord shall reasonably deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnification against Landlord, for diminution or abatement of rent. Provided, however Landlord shall use its best efforts to minimize any interference with Tenant's operation and provided further, Landlord shall reimburse Tenant for any reasonable Tenant expense if, in the joint opinion of Landlord and Tenant, the Premises requires reconfiguration in order to carry out Tenant's business operations.

            14. Services and Utilities. As long as Tenant is not in default under this Lease, Landlord shall provide the following facilities and services to Tenant without additional charge (except as otherwise provided herein):

                        (a) Elevator Service. Landlord shall maintain elevator
            service to all floors of the Premises via (i) all of the Building's elevators Monday through Friday during normal business hours, (ii) two elevators during evening hours and during all hours on Saturday,
            (iii) one elevator subject to call at all times on Sundays and holidays.

                        (b) Heating, Ventilation and Air Conditioning. Landlord
            shall provide a heating, ventilating and air conditioning system designed to provide Tenant with the use and enjoyment of the Premises as is consistent with first-class office use.

                        (c) Cleaning and Char Service. Landlord will provide
            Building cleaning services to the Premises and Building befitting a first class office building located in downtown Washington, D.C., five days per week, exclusive of legal holidays, after normal operating hours. Notwithstanding the foregoing, Landlord shall not be responsible for cleaning Tenant's computer areas or any areas designated by Tenant as security areas.

                        (d) Miscellaneous. Landlord shall provide Restroom
            facilities and necessary lavatory supplies, including hot and cold running water at the points of supply provided for general use of other tenants in the Building; and routine maintenance, painting, and electric lighting service for all public areas and special service areas, if any, the lobby and first floor common areas, if any, of the Building in Landlord's standard manner.

                        (e) Access to the Premises. Tenant shall have access to
            the Building and the Premises twenty-four hours a day, every day of the year subject to such reasonable regulations as Landlord may impose for security purposes.

                        (f) Maintenance. Landlord shall maintain all mechanical
            systems of the Building in good operating condition.

            Any failure by Landlord to furnish the foregoing services resulting from causes beyond the control of Landlord shall not be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from Tenant's obligations hereunder. If the Building equipment or machinery should cease to function properly, Landlord shall use reasonable diligence to repair it promptly and Tenant shall have no claim for rent rebate because of any resulting interruptions in service. Landlord reserves the right to suspend on a reasonable basis any Building service for repairs, alterations, or replacements deemed necessary or desirable.

            If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Premises or the

Building, Landlord and Tenant shall comply with such requirements whether or not the utilities and services referred to in this Section are thereby reduced or otherwise affected, without any reduction or adjustment of rent hereunder.

            Landlord and its agents shall be permitted reasonable access to the Premises, and the right to install facilities within or through the Premises, in order to install and service the systems deemed necessary by Landlord to provide to other tenants of the Building the services and utilities referred to in this Section.

            15. Rules and Regulations. Tenant and its agents and invitees shall abide by and observe the rules and regulations attached hereto as Exhibit D. Tenant and its agents and invitees shall abide by and observe such other rules as may be promulgated from time to time by Landlord for the operation and maintenance of the Building, provided that the new rules or regulations are in conformity with common practice or usage in comparable office buildings in the Washington, D.C. area and not inconsistent with the provisions of this Lease, and that a copy thereof is sent to Tenant. Landlord shall apply all rules and regulations in a fair and even-handed manner.

            16. Indemnification.

                A. Tenant shall not do or permit any act or think upon the Premises which may subject Landlord to any liability for damages to persons or property or to any liability by reason of any illegal business or conduct upon the Premises, or any violation of law or of any legal requirement of public authority, but shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Tenant shall indemnify and hold harmless Landlord from and against any and all liability, fines, suits, claims, demands and actions, and costs, attorneys' fees and expenses of any kind or nature of anyone whomsoever due to or arising out of (a) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant or any of its subtenants to be fulfilled, kept, observed, and performed; and/or (b) any damage to property occasioned by Tenant's or its subtenant's construction, alteration, restoration, use or occupancy of the Premises; and/or (c) any injury to any person or persons, including death, resulting at any time therefrom, occurring in or about the Premises caused by or resulting from the negligence or willful misconduct of Tenant, its agents or invitees or subtenants.

                B. Landlord shall indemnify and save Tenant harmless from and against any and all liability, fines, suits, claims, demands and actions, and costs, attorneys fees and expenses of any kind or nature of anyone whomsoever due to or arising out of any breach, violation or non-performance of any covenant, condition or agreement in the Lease set forth and contained on the part of Landlord to be fulfilled, kept, observed and performed. Notwithstanding the foregoing, it is understood and agreed that under no circumstances shall Landlord be liable for any interruption of or loss to Tenant's business that may result from any acts or causes of whatsoever nature arising.

            17. Repair of Damage Caused by Tenant. All injury or damage to the Premises or the Building caused by or resulting from the action or omission to act of Tenant or its agents or invitees shall, at Landlord's option, be repaired by Landlord or Tenant at Tenant's expense unless the damage to the Building is covered by Landlord's or Tenant's insurance policies.

            18. Landlord Not Liable for Damage to Personal Property or Person. All property of Tenant, its agents or invitees, or of any other person in or on the Premises or the Building, shall be and remain at the sole risk of Tenant or such agent, invitee or person. Landlord shall not be liable for any damage to or theft or loss of such property, whether or not caused by the act or omission of any person, or by the bursting, leaking or overflowing of water, sewer, steam or sprinkler pipes, heating or plumbing fixtures, air conditioning or heating failure, gas, noxious odors or noise, or any other act or thing, except to the extent that Landlord shall be liable for injury to Tenant's personal Property resulting from. Landlord's gross negligence, provided such liability shall be limited to the extent that Tenant is not compensated therefor by its Personal Property Insurance. Landlord shall not under any circumstances be liable for the interruption of or loss to Tenant's business that may result from any of the acts or causes described above. Landlord shall not be liable for any personal injury to Tenant, its agents or invitees, or to any other person, arising from the use, occupancy or condition, of the Premises or the Building other than liability for personal injuries resulting directly from the negligence or willful misconduct of Landlord, and then only to the extent that Tenant is not compensated therefor by insurance.

            19. Fire and Other Casualty. If the Premises shall be damaged by fire or other casualty, not due to the negligence or willful misconduct of Tenant, its agents, licensees, invitees, or subtenants insured against by Landlord and the Premises can be, fully repaired within 180 days from the date of the damage, Landlord shall repair the damage, provided, however, Landlord shall have no obligation to repair damage to or replace Tenant's Personal Property or any other property located in the Premises, and the Lease shall not terminate. Except as otherwise provided herein, if the entire Premises are rendered unusable for the purposes set forth in Section 8 above by reason of any such damage and under such conditions as are described above, the rent shall abate for the period from the date of the damage to the date the damage is repaired, and if at least fifty percent (50%) of an entire floor of the Premises then being occupied by Tenant is so rendered unusable, and is not used, the Rent shall abate for the same period in the proportion that the area of the unusable part bears to the gross rentable area of the Premises, provided, however, that if, prior to the date when all of the damage has been repaired, any part of the Premises so damaged is rendered usable by Tenant and shall be used or occupied by or through Tenant, then the amount by which the rent abates shall be apportioned for the period from the date of such use or occupancy to the date when all the damage has been repaired. No compensation or reduction of rent will be paid or allowed by Landlord for inconvenience, annoyance, or injury to Tenant's business arising from the need to repair the Premises or the Building and no abatement will be allowed if the damage was the result of the negligence or intentional misconduct of Tenant, its agents, licensees, invitees or subtenants.

            Notwithstanding the provisions above, if (a) the Premises shall be so damaged by fire or other casualty that they cannot be fully repaired within 180 days from the date of damage, or (b) the Building shall be so damaged by fire or other casualty that, in Landlord's opinion, substantial alteration or reconstruction of the Building is required (whether or not the Premises have been damaged or rendered untenantable), then either party, at its option, may give to the other party within sixty (60) days after the fire or other casualty, written notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall terminate (whether or not the Term shall have commenced) upon the expiration of thirty (30) days from the date of notice with the same effect as if the date of expiration of the thirty days were the date initially fixed for expiration of the Term, and all rents shall be apportioned as of the date of such fire or casualty.

            If the Premises or the Building shall be damaged by fire or other casualty due to the willful misconduct of Tenant, this Lease shall, at Landlord's option, not terminate and Landlord shall, at Tenant's expense, have the rights set forth for Landlord under the Lease.

            20. Insurance.

                A. Tenant, at Tenant's expense, shall obtain and maintain in effect at all times during the Term policies providing the following insurance coverages:

                   (1) A policy of fire and extended coverage insurance covering all Tenant's Personal Property for not less than full replacement value.

                   (2) A policy of comprehensive public liability and property damage insurance, including but not limited to water damage, naming Landlord and any mortgagee of the Building, as additional insureds, protecting Landlord, Tenant and any such mortgagee against any liability for bodily injury, death or property damage occurring upon, in or about the Premises or the Building, or arising from any of the items set forth in Section l6 against which Tenant is required to indemnify landlord, with such policy to afford protection to the limit of not less than $l,000,000 with respect to bodily injury or death to any one person, to the limit of not less than $2,000,000 with respect to bodily injury or death in any one occurrence, and to the limit of not less than $100,000 with respect to damage to property in any one occurrence.

                B. All insurance policies required to be obtained and maintained by Tenant under this Lease (a) must be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry; (b) must contain an express waiver of any right of subrogation by the insurance company against Landlord and its agents; and (c) must provide that the policy may not be cancelled unless Landlord shall have received fifteen (15) days prior written notice of cancellation. Neither the issuance of any such insurance policy nor the minimum limits specified in this Section with respect to Tenant's insurance coverage shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

                C. In the event of increases in the insurance rates for fire insurance or other insurance carried by Landlord due to activity or property on or about the Premises or the Building, or for improvements to the Premises, for which Tenant is responsible, Tenant shall be liable for such increases and shall reimburse Landlord immediately upon demand therefor. Statements by an insurance company or by the applicable insurance rating bureau that such increases are due to such activity, equipment or improvements shall be conclusive evidence for determining said liability of Tenant.

                D. Landlord shall obtain and maintain in effect at all times during the Term a policy of fire and extended coverage insurance covering the Building for not less than the full replacement value and a policy of comprehensive public liability insurance as is normally carried by Landlord's of comparable office buildings (excluding water insurance for Tenant's Premises).

            21. Condemnation. If the whole or a substantial part (defined as meaning 25% or more) of the Premises, the Land or the Building is taken or condemned by any governmental authority for any purpose, Tenant and Landlord shall have the right to terminate this Lease upon thirty (30) days' notice to the other party and upon the giving of such notice the Term shall terminate as of the date title vests in the authority, and the rent shall be abated on that date.

            If less than a substantial part of the Premises, the Land or the Building is taken or condemned by any governmental authority for any purpose, or if a substantial portion is taken and the parties elect to continue the Lease, the rent shall be equitably adjusted as of the date title vests in the authority and this Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord arising out of the taking or condemnation or arising out of the cancellation of this Lease, or for any portion of the amount that may be awarded as damages as a result of any taking or condemnation or for the value of any unexpired portion of the Term, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, provided, however, that in the event of a total taking, Tenant may assert any claim it may have against the condemning authority for compensation for Tenant's Personal Property and for any relocation expenses commensable by statute, and receive such awards therefor as may be allowed in the condemnation proceeding if such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises. Landlord shall have no obligation to contest any taking or condemnation.

            22. Signs, Safes & Furnishings. Except as provided in Section 35(a) herein, no sign, advertisement or notice shall be inscribed, painted, affixed or displayed on any part of the outside or the inside of the Building except on the directories and the doors of offices, and then only in such place, number, size, color and style as is approved by the Landlord, and if any such sign, advertisement or notice is exhibited, Landlord shall have the right to remove the same and Tenant shall be liable for any and all expenses incurred by Landlord by said removal. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and is allowed by law. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into or out of the Premises, or due to the same being on the Premises, shall be repaired by and at the sole cost of Tenant. All moving of furniture, equipment and other material within the public areas shall be at such times and conducted in such manner as Landlord may reasonably require in the interests of all tenants in the Building. Tenant agrees to remove promptly from the sidewalks adjacent to the Building any of Tenant's furniture, equipment or other property.

            23. Default Provisions and Remedies.

                A. Default of Tenant. The following events shall be a default ("default") of Tenant under this Lease:

                   (1) Failure of Tenant to pay any Monthly Base Rent when due and the failure shall continue for a period of ten (10) days after Landlord has given written notice of the failure;

                   (2) Failure of Tenant to make any payment of Additional Rent hereunder when due and the failure continues for ten (10) days after written notice from Landlord to Tenant specifying the failure;

                   (3) Failure of Tenant to perform or comply with any provision of this Lease to be performed or complied with by Tenant other than provisions for the payment of Monthly Base Rent or Additional Rent and the failure continues for ten (10) days after written notice from Landlord to Tenant specifying the failure. In the event Tenant, acting as expeditiously as possible and in good faith, cannot cure the event of default within said ten (10) day periods then Tenant shall be entitled to a reasonable period of time, time being of the essence and in no event longer than eighty (80) days, to effecuate the cure of such event of default. Notwithstanding the foregoing provisions of
Section 23A(3), it shall be a default of Tenant under this Lease if at any time Tenant fails to comply with the insurance requirements imposed upon it under this Lease;

                   (4) If Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangements composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present cr future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant's property;

                   (5) If, within 60 days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within 60 days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant's properties without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant's property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied; or

                   (6) If Tenant fails to take possession of a substantial part (25%) of the Premises within a reasonable period of time after the Lease Commencement Date or vacates or abandons the Premises prior to the normal expiration of the Term.

                B. Remedies Upon Default. Upon the occurrence of a default, Landlord shall have the right, at its election, then or at any time thereafter either:

                   (1) To give Tenant written notice of Landlord's intent to terminate this Lease on the date of the notice or on any later date specified in the notice, and on such date Tenant's right to possession of the Premises shall cease and this Lease shall thereupon be terminated; or

                   (2) Without demand or notice, to reenter and take possession of all or any part of the Premises, and expel Tenant and those claiming through Tenant, and remove the property of Tenant and any other persons either by summary proceedings or by action at law or in equity or otherwise, without being deemed guilty of trespass and without prejudice to any remedies for nonpayment or late payment of rent or breach of covenant. If Landlord elects to reenter under this Subsection B(2), Landlord may terminate this Lease, or, from time to time, without terminating this Lease, may relet all or any part of the Premises as agent for Tenant for such term or terms and at such rental and upon such other terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the Premises. No such reentry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant under Subsection B(l) above, or unless the termination be decreed by a court of competent jurisdiction at the instance of Landlord.

                C. Liability of Tenant. If Landlord terminates this Lease pursuant to Subsection B above, Tenant shall remain liable (in addition to accrued liabilities) for (1) Adjusted Base Rent, Additional Rent and any other sums provided for in this Lease until the date this Lease would have expired had such termination not occurred, and any and all expenses (including attorney's fees, disbursements and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in making good any default of Tenant, in painting, altering, repairing or dividing the Premises, in protecting and preserving the Premises by use of watchmen and caretakers, and in reletting the Premises, and any and all expenses which Landlord may incur during the occupancy of any new tenant; less (2) the net proceeds of any reletting prior to the date this Lease would have expired if it had not been terminated. Tenant agrees to pay to Landlord the difference between items (1) and (2) above for each month during the Term, at the end of each such month. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord's right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, and without regard to whether this Lease has been terminated, Tenant shall pay to Landlord all costs incurred by Landlord, including reasonable attorney's fees, with respect to any lawsuit or action instituted or taken by Landlord to enforce the provisions of this Lease. Tenant's liability shall survive the institution of summary proceedings and the issuance of any warrant thereunder.

                D. Waiver. Tenant, on its own behalf and on behalf of all persons claiming through Tenant, including all creditors, does hereby waive any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) to the service of any notice of intention to reenter which may otherwise be required to be given, (2) to redeem the Premises, (3) to reenter or repossess the Premises, or (4) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or Nation of this Lease, whether such dispossession, reentry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.

                E. Right to Enjoin, Etc. In the event of any breach or threatened breach by Tenant or any persons claiming through Tenant of any of the provisions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or otherwise as if reentry, summary proceedings or other specific remedies were not provided for in this Lease.

                F. Right of Distress. Landlord shall, to the extent permitted by law, have (in addition to all other rights) a right of distress for rent and a lien on all Tenant's Personal Property as security for all Adjusted Base Rent, Additional Rent and any other sums payable under this Lease.

                G. Remedies Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord now or hereafter existing under law.

            24. Right of Landlord to Cure Tenant's Default. If Tenant defaults in the making of any payment or in the doing of any act required to be made or done under this Lease by Tenant, then Landlord may, but shall not be required to, make such payment or do such act, and the expense thereof, if made or done by Landlord, with interest thereon at the rate of twelve percent (12%) per year from the date paid by Landlord, shall be paid by Tenant to Landlord and shall constitute Additional Rent hereunder due and payable with the next payment of Monthly Base Rent; but the making of such payment or the doing of such act by Landlord shall not operate to cure the default or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

            25. Waiver. No failure by Landlord to insist upon the strict performance by Tenant of any provision of this Lease or to exercise any right or remedy for default hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any such default, shall constitute a waiver of the default or of the provision and no default shall be waived or modified except by a written instrument executed by Landlord. No waiver of any default nor compromise or settlement of any proceeding instituted by Landlord shall affect or alter this Lease or constitute a waiver of any of its provisions, but each and every provision of this Lease shall continue in full force and effect with respect to any other then existing or subsequent default. No payment by Tenant, or receipt by Landlord, of a lesser amount than the correct Monthly Base Rent or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any check for payment of rent or any other amounts owed to Landlord be deemed to effect or evidence an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of the rent or other amount owed or to pursue any other remedy provided in this Lease or at law. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, shall operate as a termination of this Lease or a surrender of the Premises.

            26. Holding Over. If Tenant shall be in possession of the Premises after the termination of this Lease (whether by normal expiration of the Term or by early termination thereof pursuant to Landlord's remedies or otherwise), Tenant shall, at the option of Landlord, be deemed to be occupying the Premises as a tenant from month to month, at the Base Rent and Additional Rent in effect for the last full month of the Term, and subject to all the other provisions of this Lease as applicable or adjusted to a month-to-month tenancy.

            27. Subordination. This Lease is subject and subordinate to the lien of any and all mortgages (which term "mortgages" shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) and ground or other underlying leases ("ground leases") which may now or hereafter encumber or otherwise affect the Land or the Building, or Landlord's leasehold therein, and to any and all renewals, extensions, modifications, recastings or refinancings thereof. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee, trustee or ground lessee. Nevertheless, if requested by Landlord, Tenant shall promptly execute any certificate or other document specified by Landlord in confirmation of this subordination. Subject to Tenant's having ten
(10) days to execute estoppel certificates pursuant to Section 31, Tenant hereby constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such certificate or document on behalf of Tenant if Tenant does not execute it within five (5) days after receiving it. Tenant agrees that, if any proceedings are brought for the foreclosure of any such mortgage, Tenant, if requested to do so by the purchaser at the foreclosure sale, shall attorn to the purchaser, shall recognize the purchaser as the landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off. Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed. Tenant agrees that, if any proceedings are successfully brought for the termination of any ground lease, or if any other remedy is successfully exercised by the around lessor whereby the ground lessor succeeds to the interests of Landlord hereunder, Tenant, if requested to do so by the around lessor, shall attorn to the ground lessor, shall recognize the ground lessor as the landlord under this Lease, and shall make all payments required hereunder to such new landlord, without deduction or set-off provided that the purchaser, assignee, or other transferee assumes and agrees to carry out all the obligations of Landlord hereunder; provided, however, that such ground lessor must agree to honor this Lease. Tenant agrees that neither the cancellation or termination of any around or underlying lease shall in any way affect the validity of this Lease or the obligations of the Tenant hereunder; and Tenant covenants and agrees to attorn to such landlord or to any successor to Landlord's interest in such ground or underlying lease, and in that event this Lease shall continue as a direct lease between the Tenant herein and such landlord or its successor; and, in any case, such landlord or successor under such ground or underlying lease shall not be bound by any prepayment on the part of Tenant of any rent for more than two months in advance so that rent shall be payable under this Lease in accordance with its terms, from the date of the termination of the ground or underlying lease, as if such prepayment had not been made. Tenant waives the provisions of any law or regulation. now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure or termination or other similar proceeding is prosecuted or completed.

     28. Assignment and Subletting. Tenant will not sublet all or any portion of the demised premises, nor assign, transfer, mortgage or encumber this Lease, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise without the prior written consent of Landlord (as to the suitability of the proposed subtenant), and provided further that if at any time Tenant is occupying less than fifty percent (50%) of the premises, Landlord shall first be offered the right to reacquire the affected space at the prevailing rental hereunder, for the length of the term Tenant intends to sublet or assign such portion of the Premises, and provided further, that any assignment or subletting shall be made solely upon the following terms and conditions:

               (1) No assignment and no subletting shall become effective unless and until Tenant shall have given Landlord prior written notice of Tenant's intention to assign or sublet a portion of the Premises. If applicable, Landlord shall have thirty (30) days from the receipt of said notice to exercise in writing, its right of reacquisition. Failure to respond by Landlord within the prescribed thirty (30) day period shall constitute a waiver by Landlord of its right to reacquire that particular part of the premises but shall not be construed as a consent to any subsequent assignment or subletting or the waiver by Landlord of any other right of Landlord to reacquire subsequent portions of the Premises. If Landlord waives its right to reacquire a particular portion of the Premises, the portion must then be sublet or assigned within ninety (90) days upon the same terms and conditions as offered to Landlord, except for rent which may be at a higher rate to a third party than the rate at which Landlord would have paid under this Section 28, or such portion of the Premises shall again be offered to Landlord.

               (2) There shall be no default by Tenant under any of the terms, covenants and conditions of this Lease at the time that Landlord's consent to any such subletting or assignment is requested and on the date of the commencement of the term of any such proposed sublease or the effective date of any such proposed assignment.

               (3) A duly executed copy of a sublease or assignment shall be delivered to Landlord within ten (10) days after execution thereof. Any such sublease shall provide that the subtenant shall comply with all applicable terms and conditions of this Lease to be performed by the Tenant hereunder. Any such assignment of this Lease shall contain an assumption by the assignee of all of the terms and obligations of this Lease to be performed by the Tenant and Tenant covenants that, notwithstanding any such assignment or transfer, and notwithstanding the acceptance of rent by the Landlord from an assignee or transferee or any other party, the Tenant shall remain fully liable for the payment of rent due and to become due under this Lease and for the performance of all of the this Lease on the part of Tenant to be performed or observed, covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.

               (4) No assignment or subletting shall be made to any person or entity for the conduct of a business which is not in keeping with the standards for and general character of the Building of which the Premises form a part.

               (5) Notwithstanding anything in this Section 28 to the contrary, Tenant shall, subject to the requirement that it occupy at least 50% of the Premises, have the right to sublease space on any floor of the Premises to a suitable subtenant. Landlord agrees to perform, with respect to the subleased space without cost to Tenant, any reasonable management responsibilities (other than leasing) normally associated with similar space including rent collection. Landlord and Tenant agree to agree upon a mutually satisfactory method of distributing to Tenant the rent collected by Landlord on behalf of Tenant under any sublease for the Subject Space.

            29. Transfer by Landlord. Landlord may freely sell, assign or otherwise transfer all or any portion of its interest under this Lease or in the Premises or the Building, and in the event of any such sale, assignment or other transfer, the party originally executing this Lease as Landlord, and any successor or affiliate of such party, shall, without further agreement between Landlord and Tenant or between Landlord and/or Tenant and the person who is the purchaser. assignee or other transferee of Landlord, be relieved of any and all of its obligations under this Lease, and Tenant shall thereafter be bound to such purchaser, assignee or other transferee, as the case may be, with the same effect as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or other transferee assumes and agrees to carry out all the obligations of Landlord hereunder.

            30. Inability to Perform. Except as expressly provided for herein, Landlord shall not be liable for timely failure to perform any covenant due to Unavoidable Delays.

            31. Estoppel Certificates. Tenant shall, without charge, at any time and from time to time, within ten (10) days after receipt of request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate certifying to Landlord, any mortgagee, assignee of a mortgagee, or any purchaser, of the Building, or any other person designated by Landlord, as of the date of such estoppel certificate, the following: (a) whether or not Tenant is in possession of the Premises, (b) whether or not this Lease is unmodified and in full force and effect (or if there has been a modification, that the Lease is in full force and effect as modified and setting forth such modification), (c) whether or not there are then existing any set-offs or defenses against the enforcement of any right hereunder (and, if so, specifying the same in detail), (d) the dates, if any, to which any rent or other charges have been paid in advance, (e) that Tenant has no knowledge of any then uncured defaults on the part of Landlord of Landlord's obligations under this Lease (or if Tenant has knowledge of any such uncured defaults, specifying the same in detail), (f) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail), and (g) the address to which notices to Tenant should be sent. Landlord agrees at its expense to execute within ten (10) days after receipt of request from Tenant comparable estoppel certificates, provided such requests shall be reasonable in number.

            32. Covenants of Landlord. Landlord covenants that it has the right to make this Lease, and that if Tenant shall pay all Base Rent and all Additional Rent and perform all of Tenant's obligations under this Lease, Tenant shall, during the Term and subject to the provisions of this Lease, quietly occupy and enjoy the Premises without molestation or hindrance by Landlord.

            33. Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises or any claim of injury or damage.

            34. Brokers, Etc. Landlord recognizes Julien J. Studley, Inc. as leasing agent and Julien J. Studley, Inc. and Coldwell Banker as brokers with respect to this Lease and agrees to be responsible for the payment of any leasing commissions owed this agent. Landlord and Tenant each represents and warrants that no other broker has been employed in carrying on any negotiations relating to this Lease and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

            35. Certain Rights Reserved by Landlord. Subject to such other rights that are expressly granted to Tenant in this Lease, Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off or abatement of rent:

                (a) To install, affix and maintain any and all signs on the exterior or interior of the

            Building. Notwithstanding the foregoing, Tenant shall, provided it is occupying a substantial portion of the Premises, have the right to erect a sign, lettering, and/or logo on the exterior of the Building, with the size, location, and type being mutually agreed to by Landlord, Tenant and any approved government agencies having jurisdiction over the design of the Building.

                (b) To designate and/or approve or disapprove, prior to
            installation, all window shades, blinds, drapes, awnings, window ventilators and other similar equipment, and to control all internal lighting, that may be visible from the exterior of the Building.

                (c) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter the Premises, and, during the continuance of any of such work, to temporarily close doors, entryways, common or public spaces and corridors in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting any of Tenant's obligations hereunder, so long as the Premises are reasonably accessible.

                (d) To retain absolute dominion and control over all common or public space within the Building notwithstanding any obligation of Tenant to pay rent or expenses for a pro-rata portion thereof.

                (e) To grant to anyone the exclusive right to conduct any
            business or render any service in the Building, provided such exclusive right shall not operate to substantially interfere with Tenant's use expressly permitted herein.

            36. Access Control. Tenant shall have access to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days a year. Landlord shall provide a computer controlled access system for the Building every day of the week after normal business hours and on weekends and holidays as shall be befitting of a first class office building in Washington, D.C.

            37. Option to Extend. Tenant, provided that it is not in default under the Lease and is occupying 60% or more of the Premises shall have two (2) successive five (5) year options to renew the Lease; provided, however, that any such renewal shall only be valid if it is for all the space then under lease by Tenant. Landlord shall, as an accommodation to Tenant, notify Tenant in writing at least twelve (12) months prior to the expiration of the then applicable Lease Term of Tenant's extension option. Tenant shall then have thirty (30) days to notify Landlord of Tenant's desire to negotiate renewal rental terms for an additional five (5) year period ("extension term"). Landlord and Tenant shall then use their best efforts to reach agreement upon the rental for the particular extension term within the sixty (60) days following Landlord's receipt of Tenant's notice. It is expressly understood that the subject of negotiation between the parties shall be limited to ascertaining the new rental figure. The parties agree to negotiate the new rental figure in good faith and one of the principal factors to consider in ascertaining the new rental figure shall be market conditions existing at that time. Tenant agrees to take such space in an "as is" condition and shall be entitled to no allowances unless specifically agreed to as a result of negotiations between Landlord and Tenant. If the parties cannot agree upon a mutually satisfactory rental the Lease will terminate in accordance with its original term or the first extension tern as the case may be.

            38. Expansion Space. (a) Provided that Tenant is not in default under the Lease and is occupying a substantial portion of the Premises, Tenant shall have an option to lease, provided further that Tenant exercises its option to renew the Lease for the first extension term as described in Paragraph 37, the entire fifth floor of the Building (approximately 30,320 square feet) commencing within approximately six (6) months before or after the termination of the tenth Lease Year of the Term of this Lease ("Expansion Space").

                (b) Landlord shall notify Tenant prior to the expiration of the First Lease Year of the Term hereof as to the commencement date for the Expansion Space. If Tenant desires to exercise its option for the Expansion Space it shall notify Landlord in writing of its intention at the earlier to occur of (1) Tenant's notifying Landlord of its desire to negotiate renewal rental terms, or (2) nine (9) months prior to the commencement date for such Expansion Space. Landlord and Tenant shall then have a period of ninety (90) days to attempt to negotiate in good faith a base rental figure, for the term for the Expansion Space. The term for the Expansion Space occupancy shall be coterminous with the extension term(s). Tenant shall take such space "as is" with no allowances. All escalators and Additional Rent payments and obligations of the Tenant under the Lease shall apply to the Expansion Space.

                (c) Notwithstanding anything above to the contrary, if the tenant in possession of the fifth floor holds over without the consent of Landlord and if Landlord is diligently prosecuting its rights to evict such tenant then Landlord shall not be liable to Tenant for failure to deliver such Expansion Space.

            39. Notices. No notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and is delivered in person or sent by registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:


            If to Landlord:


                              Georgetown - Jefferson Associates
                              1730 K Street N.W.
                              Washington, D.C.  20006
                              Attention:  Bernard S. Gewirz

                              cc:       Stephen W. Porter, Esq.
                                        Dunnells, Duvall, Bennett
                                              & Porter
                                        1220 19th Street, N.W.
                                        Washington, D.C.  20036


            If to Tenant:

Prior to the Lease                                 After the Lease
Commencement Date:                                 Commencement Date:

Student Loan Marketing Association                 At the Premises
1055 Thomas Jefferson Street, N.W.
Washington, D.C.  20007
Attention:  Edward A.  Fox

or at any other address that may be given by one party to the other by notice pursuant to this Section. Such notices and other communications, if sent by registered or certified mail, shall be deemed to have been given at the time the receipt is signed. All payments of rent required to be made by the terms of this Lease and any other payments that may become due from Tenant to Landlord hereunder shall be made to Landlord at the address specified in this Section, or to such other person or at such other address as Landlord may, from time to time, designate in a written notice to Tenant.

            40. Definitions. As used in this Lease, the following words and phrases shall have the following meanings:

                        holidays -        the following days:

                                          New Year's Day
                                          Washington's Birthday
                                          Memorial Day
                                          Independence Day
                                          Labor Day
                                          Thanksgiving Day
                                          Christmas Day

                        Lease Year - the twelve-month period commencing with the
            first full calendar month of the Term, and each consecutive twelve-month period thereafter.

                        person - one or more individuals and/or legal entities,
            including individuals, partnerships, corporations, trusts, estates, firms, associations, and any combination of individuals and legal entities.

                        Personal Property - all equipment, machinery, furniture,
            furnishings and other property placed in or on the Premises by and at the sole expense of Tenant and not permanently affixed to the Premises.

                        Rent or rent - any and all sums of money payable by
            Tenant to Landlord either in the form of Base Rent or Adjusted Base Rent or Additional Rent.

                        successor - assignee, transferee, personal
            representative, heir, or other person or entity succeeding lawfully, and pursuant to the provisions of this Lease, to the rights or obligations of a party.

                        Term Rent - the sum of money payable to Landlord as rent
            for the initial full term of this Lease, exclusive of adjustments and Additional Rent or other sums of money payable under this Lease or any extensions thereto.

                        Unavoidable Delays. Those interruptions which are beyond
            the control of Landlord, including but not limited to strike, riot, civil commotion, national emergency or governmental regulation.


            41. Lien for Rent. Tenant hereby grants to Landlord a lien on all property of Tenant now or hereafter placed in or on the Premises (except all files, documents, and work papers and intangible assets as may be exchanged, replaced, or sold from time to time in the ordinary course of business) and such property shall be and remain subject to such lien of Landlord for payment of all rent and all other sums agreed to be paid by Tenant herein or for services or costs relating to the Premises that Tenant may hereafter agree to pay to Landlord. Said lien shall be in addition to and cumulative of the Landlord's lien rights provided by law.

            42. Parking.

                A. Landlord agrees to provide or to arrange for Tenant to park automobiles within the parking garage in the Building (hereinafter the "Garage") in a ratio of one automobile for every twelve hundred (1200) rentable square feet of building space (exclusive of storage space) then leased by Tenant including Expansion Space as defined in Section 38 at the prevailing monthly rate in the Building at the direction of Landlord, said sum to be tendered to Landlord along with the payment of Basic Monthly Rent or to the Building garage operator.

                B. Tenant shall pay its monthly parking charge promptly when due and in addition shall be responsible for paying within thirty (30) days of notice from Landlord its proportionate share of any taxes, except income taxes, imposed upon the operation of the Garage by any taxing jurisdiction and its proportionate share of any increase in operating expenses relating to the Garage.

            43. Security Deposit. Landlord acknowledges receipt from Tenant of One Hundred Twenty Thousand Dollars ($120,000.00) to be held as collateral security, and not prepaid rent, for the payment of any rentals and other sums payable by Tenant under this Lease, and for the faithful performance by Tenant of all other covenants, conditions and agreements of this Lease; the amount of said Security Deposit at the election of Tenant to be repaid to Tenant after the termination of this Lease and any renewal thereof or applied against the Monthly Base Rent for the sixtieth month of the Lease, provided Tenant shall have made all such payments and performed all such covenants and agreements of this Lease. The Security Deposit plus accrued interest shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. If any of the rents herein reserved or any other sum payable by Tenant to Landlord shall be overdue and unpaid, or should Landlord make payments on behalf of Tenant, or should Tenant fail to perform any of the terms of this Lease, then Landlord, at its option and without prejudice to any other remedy which Landlord may have on account thereof, may appropriate and apply the entire Security Deposit plus any accrued interest or so much thereof as may be necessary to compensate landlord toward the payment of rent, Additional Rent or loss or damage sustained by Landlord due to such breach on the part of Tenant, and Tenant upon demand shall forthwith restore the Security Deposit to the original sum deposited, i.e., $120,000.00. Tenant's failure to restore said deficiency shall constitute a default hereunder. In the event of bankruptcy or other creditor-debtor proceedings against, Tenant, the Security Deposit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings. The Security Deposit together with the first installment of Rent to be paid promptly upon commencement of Tenant's non-building standard work shall be used by Landlord to acquire short term certificates of deposit of American Security and Trust Company, Washington, D.C. with the interest thereon, subject to the provisions of this Section 43, accruing to the benefit of Tenant.

            No right or remedy available to Landlord as provided in this Section shall preclude or extinguish any other right or remedy to which Landlord may be entitled.

            44. Miscellaneous Provisions.

                A. Benefit and Burden. Except as otherwise expressly set forth herein, the provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors.

                B. Governing Law. This Lease shall be construes and enforced in accordance with the laws of the District of Columbia.

                C. No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties other than that of landlord and tenant.

                D. No Representation by Landlord. Neither Landlord nor any agent of Landlord has made any representations as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein expressly set forth.

                E. Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in require such substitution or substitutions. For convenience any place or places in this Lease in which the context may the Landlord and Tenant have each been referred to in neuter form in this Lease.

                F. Captions. The captions used herein are for convenience of reference only and not part of this Lease, and shall in no way be deemed to define, limit, describe, or modify the meaning of any provision of this Lease.

                G. Meaning of Including. Whenever the word "including" is used herein, it shall be deemed to mean "including but not limited to."

                H. No Recordation. This Lease document shall not be recorded by either party to the Lease.

                I. Invalidity of particular provisions. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

                J. Counterparts. This Lease has been executed in several counterparts, but all counterparts shall constitute one and the same legal document.

                K. Entire Agreement. This Lease, and any exhibits and addenda attached hereto, contain and embody the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda, if any, shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by the party to be charged therewith.

                L. Except as to the consent of Landlord to Tenant Alterations described in Section 10, when requested by either party to the Lease, the consent of the other party shall not be unreasonably withheld or delayed.

            45. Financing. This Lease, when executed by the parties, shall be binding upon the parties subject, however, to the following conditions subsequent: If landlord's lender shall withhold its consent to Landlord's execution of the Lease and if Landlord can obtain approval only upon the basis of a modification of the terms of this Lease, Tenant agrees to approve in writing any such reasonable modification within thirty (30) days after Landlord's request therefor. If Tenant refuses to approve in writing any reasonable modification of the terms of this Lease, this Lease shall at the option of Landlord become null and void and of no further force and effect, and the parties shall be released of any and all obligations to each other with respect hereto. Failure of Landlord's lender to object to this Lease within sixty (60) days from the date of execution hereunder by Landlord and Tenant, shall be construed as an acceptance of this Lease.

                IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.


                                    LANDLORD:
Witness:
                                    GEORGETOWN JEFFERSON ASSOCIATES



/s/ ANGELA C. MCGILL                   By:  /s/ BERNARD S. GEWIRZ
-----------------------------              ------------------------------------
                                           Bernard S. Gewirz

Dated:
December 18, 1979

Witness:


/s/ ANGELA C. MCGILL                   By: /s/ RICHARD A. KIRSTEIN
-----------------------------              ------------------------------------
                                           Richard A. Kirstein

Dated:
December 18, 1979

                                     TENANT:

                                     STUDENT LOAN MARKETING ASSOCIATION
Attest:


    [SIG]                            By:  /s/ EDWARD A. FOX
-----------------------------           ---------------------------------------
[corporate seal]                        Edward A. Fox, President


Dated:
December 21, 1979

District of Columbia     :     ss



            I hereby certify that on this 20th day of December 1979, before me, a notary public, personally appeared Edward Fox, who acknowledged himself to be the President of Student Loan Marketing Association, a federally chartered corporation ("Tenant"), and that he as such President, being authorized to do so, executed the foregoing Lease for the purposes therein contained by signing the name of the corporation by himself as President.

            WITNESS my hand and official seal.



                        /s/ DARLENE G. WILSON
                        --------------------------------
                                  Notary Public

                             My Commission Expires:
                              Darlene G. Wilson
                     Notary Public, District of Columbia

                   My Commission Expires November 30, 1982

                               AMENDMENT TO LEASE

            THIS AMENDMENT TO LEASE, made and entered into this ___ day of December, 1980, by and between GEORGETOWN-JEFFERSON ASSOCIATES, a District of Columbia limited partnership ("Landlord"), and STUDENT LOAN MARKETING ASSOCIATION, a federally chartered corporation ("Tenant").

            WHEREAS, Landlord and Tenant, on December 21, 1979, executed an agreement of Lease, whereby Tenant committed to lease from Landlord approximately 101,828 square feet of gross rentable area in the office building situated at 1050 Thomas Jefferson Street, N.W., Washington, D.C.; and

            WHEREAS, Tenant desires to rent from Landlord and Landlord desires to rent to Tenant approximately 11,561 gross rentable square feet on the first floor of the office building ("Additional Space");

            NOW, THEREFORE, in consideration of the premises herein contained, the parties hereto agree as follows:

            1. Leased Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately 11,561 square feet of gross rentable area, on the first floor of the office building (the "Building") situated at 1050 Thomas Jefferson Street, N.W., Washington, D.C., as shown on the plan attached hereto as Exhibit A ("Additional Space").

            2. Term and Commencement of Term. The term of the lease for the Additional Space shall be in all respects coterminous with the Term of the Lease for the Premises, as set forth in Paragraph 2 of the Lease, i.e., the commencement of the Term for the Premises shall constitute the commencement of the term for the Additional Space.

            3. Rent. Tenant shall pay to Landlord over the ten-year term of the Lease for the leasing of the Additional Space, base rent prior to any adjustment in the amount of One Million Six Hundred Forty-Seven Thousand Four Hundred Forty-Two and 50/100 Dollars ($1,647,442.50) (hereinafter "Term Rent"). The Term Rent is based upon a rental rate of Fourteen Dollars and 25/100 ($14.25), exclusive of electricity per square foot of gross rentable area constituting the Additional Space, and will be paid to Landlord on a monthly basis of equal installments ("Monthly Base Rent") of Thirteen Thousand Seven Twenty-Eight and 69/100 ($13,728.69), payable in advance.

            4. Waiver. Landlord hereby waives its right to collect the Monthly Base Rent for the Additional Space until the earliest to occur of (a) the expiration of the first six months of Tenant's occupancy of the Premises described in the Lease; (b) June 30, 1981; or (c) the date Tenant occupies the Additional Space. If the Lease Commencement Date occurs on a day other than the first day of a month, the monthly Base Rent from the Lease Commencement Date until the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the monthly Base Rent for each day, until the first day of the following month, at which time such prorated rent shall be payable along with the then due installment of monthly Base Rent.

            5. Integration. It is the intention of the parties that the leasing of the Additional Space shall, except as specifically addressed here , be controlled by all of the terms and conditions of the Lease, including, but not limited to, the application of all rent adjustments. The definitions in the Lease shall apply to this document, and the term's shall be construed harmoniously with the terms hereof.

            IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to Lease under seal as of the day and year first above written.


                                    Landlord:
Witness:
                                    GEORGETOWN JEFFERSON ASSOCIATES


   [SIG]                            By: /s/ BERNARD S. GEWIRZ
-----------------------                -------------------------------
                                       Bernard S. Gewirz

Dated:  12/12/80


   [SIG]                           By: /s/ RICHARD A. KIRSTEIN
-----------------------                -------------------------------
                                       Richard A. Kirstein

Dated:  12/12/80

                                    Tenant:
Attest::
                                    STUDENT LOAN MARKETING ASSOCIATION


   [SIG]                            By:/s/ LEONARD D. SCHAEFFER
-----------------------                -------------------------------
[seal]                                 Leonard D. Schaeffer
                                       Executive Vice President
                                       Chief Operating Officer


Dated:  12/10/80

                            SECOND AMENDMENT TO LEASE

            THIS AMENDMENT TO LEASE, made and entered into this 14th day of May 1981, by and between GEORGETOWN-JEFFERSON ASSOCIATES, a District of Columbia limited partnership ("Landlord") and STUDENT LOAN MARKETING ASSOCIATION, a federally chartered corporation ("Tenant").

            WHEREAS, by Agreement of Lease dated the 21st day of December 1979, Landlord agreed to rent certain premises at 1050 Thomas Jefferson Street, N.W., Washington, D.C. (the "Building") to Tenant; and

            WHEREAS, by Amendment to Lease dated the 12th day of December 2980, Tenant agreed to rent an additional 11,561 square feet ("Additional Space") of the Building upon the terms and conditions set forth in said Amendment to Lease; and

            WHEREAS, the parties by this Second Amendment to Lease desire to record the final square footage determination of the Leased Premises described in Paragraph 1 of the Lease and the December 1980 Amendment to Lease.

            NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. Square Footage. The total square footage of gross rentable area being leased by Tenant is 114,554 square feet.

            2. Rent. Paragraph 4 of the Lease and Paragraph 3 of the Amendment to Lease shall be modified to reflect the increase in square footage. The Term Rent for the Premises and the Addition~1 space shall be Sixteen Million Three Hundred Twenty-three Thousand Nine Hundred Forty-five Dollars (~l6,323,945.oo) and the Monthly Base Rent shall be One Hundred Thirty-six Thousand Thirty-two and 88/100 Dollars ($136,032.88)

            3. Square Footage Paragraph. Any paragraphs of the Lease which make reference to the gross square footage of the Demised Premises, including but not limited to Tenant's allowance as set forth in Exhibit C, shall be interpreted as referring to the 114,554 square feet described in Paragraph 1 hereof.

            4. No Modification. Except as expressly modified herein, the Lease shall remain in full force and effect.

            IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to Lease under seal as of the day and year first above written.

                                    Landlord:
WITNESS:


  /s/ MARLEN ROSSI                  By: /s/ BERNARD S. GEWIRZ         [Seal]
-----------------------                -------------------------------
                                       Bernard S. Gewirz



  /S/ MARLENE ROSSI                 By: /s/ RICHARD A. KIRSTEIN       [Seal]
-----------------------                -------------------------------
                                       Richard A. Kirstein


                                    Tenant:
Attest:
                                    STUDENT LOAN MARKETING ASSOCIATION


   [SIG]                            By: /s/ EDWARD A. FOX             [Seal]
-----------------------                -------------------------------
[seal]                                 Edward A. Fox, President

                            THIRD AMENDMENT TO LEASE

            This Amendment is made this 27th day of October, 1989 by and between Georgetown-Jefferson Associates, a District of Columbia limited partnership ("Landlord") and Student Loan Marketing Association, a federally chartered corporation ("Tenant").

            WITNESSETH:

            WHEREAS, Landlord and Tenant are parties to that certain lease dated December 21, 1979, as amended by that certain Amendment to Lease dated December 10, 1980 and that certain Second Amendment to lease dated May 14, 1981 (as so amended, the "Lease") pursuant to which Tenant leased from Landlord 114,554 rentable square feet of office space, consisting of the entire second, third and fourth floors and a portion of the first floor (collectively referred to herein as the "Initial Demised Premises") of the office building known by street address as 1050 Thomas Jefferson Street, N.W., Washington, D.C. (hereinafter the "Building"); and

            WHEREAS, pursuant to paragraph 37 of the Lease Tenant had the right to extend the term of the Lease for two (2) additional five (5) year terms; and

            WHEREAS, Tenant wishes to exercise such extension options subject to the terms and conditions contained herein, and the parties desire to amend the Lease to reflect the extended term and such other terms and conditions which have been agreed to by the parties; and

            WHEREAS, each term used herein that is defined in the Lease shall (unless otherwise defined herein) have the meaning provided in the Lease.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend the Lease as follows:

            1. Term. Paragraph 2 of the Lease is hereby amended by deleting the second paragraph thereof and inserting in place thereof the following:

                   "The Term shall end at midnight on March 3l,~ 2001, or
            sooner pursuant to any other provision of this Lease or pursuant to law."

            2. Rent. Paragraph 4 of the Lease is hereby amended by adding thereto at the end of the first paragraph the following:

                   "Commencing October 1, 1989, Tenant shall pay to Landlord
            over the balance of the term of this Lease, as Term Rent prior to any adjustment, the amount of Twenty-Six Million Six Hundred Eighty-Nine Thousand Nine Hundred Thirty-Five Dollars ($26,689,935). The Term Rent is based upon a rental rate of Twenty and 26/100 Dollars ($20.26) (exclusive of electricity) per square foot of gross rentable area in the Premises and will be paid to Landlord on a monthly basis in equal installments of Monthly Base Rent of One Hundred Ninety Three Thousand Four Hundred Five and 33/100 Dollars ($193,405.33)."

            3. Cost of Living Adjustment to Rent. The parties acknowledge and agree that the adjustment to the Rent required by Paragraph 5 of the Lease shall be waived for the Lease Year commencing April 1, 1989 and ending March 31, 1990, and that effective on April 1, 1990 and each April 1 thereafter, the Monthly Base Rent then in effect (as increased pursuant to this paragraph) will be increased by adding to such Monthly Base Rent then in effect a sum of money equal to the product of (i) such Monthly Base Rent then in effect, multiplied by
(ii) twenty-five percent (25%) of a fraction, the numerator of which shall be the excess, if any, of the CPI-U, All Items, Washington, D.C. SMSA Base 1982-84=100 (the "Index") for the calendar month immediately preceding the Lease Year for which the adjustment is being made over the Index for the calendar month immediately preceding the prior lease year, and the denominator of which shall be the Index for the calendar month immediately preceding such prior Lease Year. However, in no event shall the rate of increase for any Lease Year resulting from increases in the Index (i.e., the amount calculated pursuant to clause (ii) above) exceed two and one-half percent (2-1/2%).

            4. Additional Rent to Cover Increases in Operating Expenses. Effective for all periods subsequent to October 1, 1989, Paragraphs 6(A) and 6(C) shall be amended by deleting any references to Three Dollars ($3.00) contained therein and by replacing same with Seven and 79/100 Dollars ($7.79). The parties acknowledge and agree that in accordance with Paragraph 6(F) of the Lease, the Tenant shall not be entitled to receive from Landlord, Tenant's pro rata share of any Real Estate Tax refunds received by Landlord for any period for which Tenant is not obligated to pay its pro rata share of such Real Estate Taxes. In addition paragraph 6(I) is hereby deleted in its entirety.

            Paragraph 6 of the Lease is further hereby amended as follows:

            (a) The word "reasonable" is hereby inserted before the word "estimate" in the fifth (5th) line of Paragraph 6(B).

            (b) The parenthetical near the end of Paragraph 6(C) is hereby deleted and replaced with the following:

            "In the case of excess estimated payments, such shall be credited against any amounts becoming due hereunder, or, if requested by Tenant, shall be promptly refunded by Landlord to Tenant."

            (c) Paragraph 6(D) is hereby deleted and replaced with the following:

            "(D) Each Expense Statement provided by Landlord pursuant to Paragraph C above shall be conclusive and binding upon Tenant unless within one hundred twenty (120) days after receipt of the Expense Statement Tenant notifies Landlord that it disputes the correctness of the Expense Statement, specifying the respects in which the Expense Statement is claimed to be incorrect. Pending determination of the dispute, Tenant shall pay any amounts due from Tenant in accordance with the Expense Statement, but such payment shall be without prejudice to Tenant's position. During such 120-day period, Tenant, or an independent, certified public accountant designated by Tenant, shall have the right, during regular business hours and after giving five (5) days' advance written notice to Landlord, to inspect and audit Landlord's books and records relating to the Operating Expenses. If such audit shows that the amounts paid by Tenant to Landlord on account of increases in Operating Expenses exceed the amounts of which Landlord is entitled hereunder, Landlord shall promptly refund to Tenant the amount of such excess. All costs and expenses of any such audit shall be paid by Tenant; provided that, if such audit shows that the amount owed by Tenant on account of increases in Operating Expenses as set forth in such statement was overstated by Landlord by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable costs and expenses incurred in connection with such audit. Any such information shall be held in strict confidence by Tenant."

            (d) The phrase "in a manner consistent with other office buildings in the vicinity" is hereby inserted after the phrase "(including the Premises)" in the eighth line of Paragraph 6(E).

            (e) Clause 10 of the second paragraph of Paragraph 6(E) is hereby deleted and replaced with the following additional exclusions from Operating
Expenses:

            "(10) Management fees and any other payments made to any entity, to the extent that such fees or other payments exceed the customary cost of similar products and services provided in arm's length transactions to buildings comparable to the Building in the vicinity, (11) legal fees incurred by Landlord in connection with leasing, sale or financing matters, or in connection with disputes with tenants, (12) the cost of any goods or services provided for the specific benefit of any retail or other tenant of the Building and not benefiting Tenant, (13) the cost of furnishing services on holidays (as defined in Paragraph 40 below) or (14) ground rents."

            (f) The words "Tenant shall receive a credit toward subsequent Real Estate Tax payments, or, if no subsequent payments are due, Tenant shall receive a refund" (which appear immediately before the last sentence of Paragraph 6(F) are hereby deleted and replaced with the following:

            "then the amount paid by Tenant on account of such refunded Taxes shall be credited against any amounts becoming due hereunder, or, if requested by Tenant, shall be promptly refunded by Landlord to Tenant."

            5. Rent Abatement. Notwithstanding anything to the contrary contained herein, Landlord agrees to waive the payment by Tenant of the Monthly Base Rent and Additional Rent to cover increases in Operating Expenses and Real Estate Taxes for the period October 1, 1989 through August 31, 1990 for the Initial Demised Premises only.

            6. Brokers, Etc. Paragraph 34 of the Lease is hereby deleted and inserted in lieu thereof is the following:

            "Tenant has employed Barnes, Morris and Pardoe, Inc. in connection with the renewal of this Lease and agrees to be responsible for all fees owed such firm in connection therewith. Landlord and Tenant each represent and warrant to the other that no other broker has been employed by it in carrying on any negotiations relating to this Lease and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty."

            7. Holdover. Paragraph 26 of the Lease is hereby deleted and inserted in lieu thereof is the following:

            "If the Tenant shall, with the knowledge and written consent of the Landlord, continue to remain in the Demised Premises after the expiration of the term of this Lease, then and in that event, Tenant shall, by virtue of this agreement become a tenant by the month at the monthly rental payable in the last month of the immediately preceding expired term hereof, commencing said monthly tenancy with the first day next after the end of the term above demised; and said Tenant shall give to the Landlord at least thirty (30) days' written notice of any intention to quit the Demised Premises, and Tenant shall be entitled to thirty (30) days' written notice to quit the Demised Premises, except in the event of nonpayment of rent in advance or of the breach of any other covenant by the said Tenant which nonpayment or other breach continues beyond any applicable grace or cure periods therefor, in which event the said Tenant shall not be entitled to any notice to quit, the statutory thirty (30) days' notice and all other notices to quit being hereby expressly waived; provided, however, that in the event that the Tenant shall hold over after the expiration of the term hereby created, and if the Landlord shall desire to regain possession of the Demised Premises promptly at the expiration of the term aforesaid, then at any time prior to Landlord's acceptance of rent from the Tenant as a monthly tenant hereunder, the Landlord, at Landlord's option, may exercise any and all remedies available to Landlord hereunder and under any applicable laws to recover possession of the Premises. If Tenant holds over after the expiration of the Term without Landlord's consent for a period not greater than one (1) month, then Tenant shall pay monthly rent during such one (1) month holdover period in the amount of the monthly rental that was payable during the last month of the Term. Notwithstanding the foregoing, in the event Tenant shall wrongfully holdover subsequent to the expiration of the term of this Lease for a period in excess of one (1) month, Landlord shall in lieu of rent be entitled to demand and receive from Tenant monthly use and occupancy payments for each of the first two (2) months in which Tenant shall wrongfully holdover subsequent to the first month following the expiration of the term of this Lease, in an amount equal to one hundred fifty percent (150%) the monthly rental payable in the last month of the immediately preceding expired Term of this Lease, together with all Additional Rent to which Landlord would have been entitled had the Term of this Lease been extended to include the holdover period and for each month subsequent to such two (2) month period, an amount equal to twice the monthly rental payable in the last month of the expired Term of the Lease, together with all Additional Rent to which Landlord would have been entitled had the Term of this1 Lease been extended to include the holdover renewal. Each such use and occupancy payment shall be due on or before the first day of each calendar month in which Tenant shall wrongfully holdover hereunder subsequent to the first (1st) month following the expiration of the Term. In no event shall Landlord's demand or acceptance of such use and occupancy payments be considered to constitute an acquiescence by Landlord to the extension of the term hereof, and Landlord. shall be entitled to exercise any and all remedies available to Landlord hereunder and under any applicable laws to recover possession of the Premises, irrespective of any such demand or acceptance. In the event Tenant shall pay monthly use and occupancy payments for any calendar month following expiration of the term hereof, such payment shall be pro-rated upon Tenant's surrender of full and exclusive possession of the Premises to the Landlord, free of all subtenants and any other parties claiming by, through or under the Tenant."

            8. Option to Extend. Paragraph 37 of the Lease is hereby deleted and replaced with the following:

            "37. Options to Renew.

                 Provided that Tenant shall not then be in default
            hereunder beyond any applicable grace or cure period, then and only in such event, Tenant shall have the right and option, by giving notice as set forth below, to extend and renew the term of this Lease for two (2) additional terms of five (5) years each (hereinafter the "Options to Renew") the first option to renew beginning on April 1, 2001 (the "First Renewal Term") and the second option to renew beginning upon the expiration of the First Renewal Term (the "Second Renewal Term"). Each renewal term shall be upon the same terms and conditions of the preceding term of this Lease [excluding Base Rent which shall be at the greater of (i) ninety-five percent (95%) of the prevailing market rate, in effect as of the commencement of such renewal term, as determined by the parties no later than sixty (60) days after Tenant's exercise of such Option to Renew, (in accordance with the definition of prevailing market rate in paragraph 38 below) or (ii) the Base Rent due and payable by Tenant during the last lease year of the immediately prior lease term hereof). Notwithstanding the foregoing, Tenant shall not be entitled to any free rent or construction allowance or Landlord's Work otherwise applicable during the initial term of this Lease for either renewal term, except to the extent same is included (if at all) as part of the prevailing market rate determined below. If Tenant desires to exercise the Options to Renew, Tenant shall give Landlord written notice thereof at least eighteen (18) months prior to the commencement of such renewal term, and in the event of any earlier termination of this Lease, or if Tenant shall fail to timely exercise the aforesaid Option(s) to Renew then and in such event, all rights of Tenant to the First Renewal Term and Second Renewal Term shall be of no further force or effect. In the event the parties are unable to agree upon the Base Rent for the then exercised Renewal Term within sixty (60) days after Tenant's exercise of the Option to Renew, then, unless Tenant elects by writing delivered to Landlord at any time not later than five (5) days after such sixty (60) day period to revoke its exercise of such Option to Renew (and thereby have no further obligations with respect to such space), the prevailing market rate shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by Landlord, one by Tenant, and the third selected by the two (2) brokers selected by the Landlord and the Tenant. All of said brokers shall be licensed real estate brokers in the District of Columbia specializing in commercial leasing in the central business district and Georgetown area, having not less than ten (10) years experience and recognized as ethical and reputable within their industry. The parties agree to select their respective designated brokers within ten (10) days after written request from Tenant. The third broker shall be selected within ten (10) days after both of the first two (2) brokers have been selected. Within ten (10) days after the third broker has been selected all of the brokers shall meet to attempt to agree upon the prevailing market rate which shall be determined based upon the same factors and considerations as are set forth in paragraph 38 below. If they are unable to reach agreement, they shall within said ten (10) day period submit in writing the prevailing market rate they deem appropriate and the prevailing market rate shall be the amount which is the mean between the two (2) closest amounts determined by two
            (2) of the brokers. Each of the parties shall pay for the costs of the services of the broker selected by it and the costs of the third broker shall be divided equally between the Landlord and Tenant. It is understood and agreed by the parties that the determination of the brokers shall be binding upon the parties provided that Tenant executes an unconditional acceptance of such rent within ten (10) days after the determination of the brokers. The failure of Tenant to deliver such written acceptance to Landlord in a timely manner shall be conclusively deemed Tenant's revocation of its exercise of such Option to Renew and Tenant shall have no further right to any Renewal Terms. Tenant covenants and agrees that no action taken by Landlord such as a response to Tenant's efforts to renegotiate the rent subsequent to such ten (10) day period shall constitute a waiver of Tenant's revocation of such Option to Renew nor be considered in any manner to be an extension of the ten (10) day period in which Tenant is required to accept the rent determined by the brokers. Time is of the essence. The parties shall execute an addendum to the Lease to recognize the rent so determined and to confirm the extended term and any terms and conditions of said extended term agreed upon by the parties that differ from those herein."

            9. Expansion Space. Paragraph 38 of the Lease is hereby deleted and inserted in place thereof is the following:

            "38. Expansion Options.

                 (A) Fifth Floor. Provided that Tenant is not in default under the Lease beyond any applicable grace or cure periods and is occupying a substantial portion of the Premises, Tenant shall have an option to lease the entire fifth floor of the Building (approximately 30,570 square feet) commencing when the current Tenant vacates same on or about April 1, 1991 ("Fifth Floor Expansion Space"). If Tenant desires to exercise its option for the Fifth-Floor Expansion Space it shall notify Landlord in writing of its intention no 1ater than July 1, 1990. The term for the Fifth Floor Expansion Space occupancy shall commence on the later of (1) April 1, 1991 or (ii) the date the Fifth Floor Expansion Space is tendered to Tenant (the "Tender

            Date") and shall expire with the term of the Lease. Tenant shall take such space "as is" with the allowance as provided below. Notwithstanding the foregoing, if the current fifth floor Tenant vacates and its lease is terminated prior to July 1, 1990, then and only in such event, Tenant shall have an option to lease all or any portion of the fifth floor but in no event less than one-half (1/2) of the fifth floor upon the terms and conditions contained herein, including but not limited the requirement of notice of Tenant's election to Landlord no later than July 1, 1990. In the event Tenant so elects to take less than the full floor as provided in the preceding sentence, then and in such event, all further rights of Tenant to the remaining fifth floor space shall be thereafter null and void. Commencing on the Tender Date Tenant covenants and agrees to pay the same square foot base rent (as escalated pursuant to the Lease) that is applicable to the Initial Demised Premises; and its proportionate share of Additional Rent payments on account of Operating Expenses shall increase pro-rata to reflect the leasing of the Fifth Floor Expansion Space. In addition, Landlord agrees to abate the collection of the Monthly Base Rent and all Additional Rent payments for the Fifth Floor Expansion Space only for the first
            (6) six months of the term of the Fifth Floor Expansion Space. Landlord further agrees to provide Tenant a construction allowance for the initial build out of the Fifth Floor Expansion Space in an amount equal to Twenty-Four Dollars ($24.00) per rentable square foot contained within the Fifth Floor Expansion Space. At least two-thirds (2/3) of said allowance shall be used solely for leasehold improvements to the Fifth Floor Expansion Space and shall be paid to Tenant during the course of construction of the Fifth Floor Expansion Space in monthly installments upon submission by Tenant to Landlord of invoices and such other documentation reasonably requested by Landlord, evidencing Tenant's costs to initially build out the Fifth Floor Expansion; Space. The balance shall be paid to Tenant for any other purposes Tenant desires, such balance to be paid to Tenant upon the completion of construction by Tenant. Notwithstanding the foregoing, in the event Tenant occupies and builds out the Fifth Floor Expansion Space prior to leasing same directly from Landlord (i.e. while subletting such space from the current tenant), then the Landlord shall pay to tenant upon the commencement of the term for the Fifth Floor Expansion Space the aforesaid construction allowance (subject to the limitations set forth above requiring Tenant to spend at least two-thirds (2/3) of such allowance on improvements to the Fifth Floor Expansion Space and requiring submission of invoices and such other documentation reasonably requested by Landlord to evidence such spending). Tenant agrees that such build out work must be approved in advance by Landlord and otherwise comply with the provisions of Paragraph 10 of the Lease including but not limited to being lien free; provided that, Landlord agrees not to unreasonably withhold or delay its consent to such build-out work or to any other request for its consent which is required pursuant to Paragraph 10 of this Lease. Notwithstanding anything above to the contrary, if the tenant in possession of the fifth (5th) floor holds over without the consent of Landlord and if Landlord is diligently prosecuting its rights to evict such tenant then Landlord shall not be liable to Tenant for failure to deliver such Fifth Floor Expansion Space. Upon Landlord's tendering of the

            Fifth Floor Expansion Space to Tenant, Landlord and Tenant shall execute an amendment to this Lease confirming the leasing of the Fifth Floor Expansion Space and the terms and conditions thereof.

                (B) Sixth and Seventh Floors. Provided that Tenant is not in default under the Lease beyond any applicable grace or cure period and is occupying a substantial portion of the Premises, Tenant shall have an option to lease the sixth (6th) floor and the seventh (7th) floor, upon the availability of each such space (the "Sixth/Seventh Expansion Space"). Notwithstanding any of the foregoing to the contrary, if Tenant has not exercised its option to lease all or a portion of the Fifth Floor Expansion Space, in accordance with Paragraph 38(A) above, Landlord shall be permitted to withdraw from the Sixth/Seventh Expansion Space up to one-half (1/2) of either floor. As each such portion of the Sixth/Seventh Expansion Space is offered to Tenant, Tenant shall be required to take all such portion so offered, provided, however, that if more than one floor is offered to Tenant, Tenant may elect to take no less than one full floor so offered. In such event, if Tenant only elects to take the one full floor so offered and not any space on the other floor, Tenant waives its expansion rights to all space on the floor for which Tenant did not elect to take the space offered to Tenant. As such space becomes available to Landlord, Landlord shall notify Tenant in writing as to the anticipated availability of each such space and Tenant shall have the option (the "Expansion Option"), to lease such expansion space so offered upon the same terms and conditions of this Lease, except for base rent, which shall be at ninety-five percent (95%) of the prevailing market rate in effect as of the commencement of the term for such expansion space as agreed upon by the parties within forty (40) days after Tenant's exercise of the Expansion Option. Such prevailing market rate shall be determined taking into account typical rent abatements, allowances and other concessions then being offered to tenants, the adjustment, if any, to the expense stop, the lack of any vacancies and brokerage commissions pertaining to said space; the general office rental market for the Georgetown area of Washington, D.C., and the rental rates being charged comparable tenants for comparable space in comparable office buildings. Tenant shall exercise the Expansion Option by written notice delivered to Landlord within thirty (30) days after being notified by Landlord in writing as to the anticipated availability for each such expansion space; provided that, Landlord's notice to Tenant shall, in each instance, be given not less than six (6) months nor more than eighteen (18) months prior to the date Landlord anticipates such space will be available. In the event the parties are unable to agree upon such Base Rent for the Sixth/Seventh Expansion Space within forty (40) days after Tenant's exercise of the Expansion Option, then, unless Tenant elects by writing delivered to Landlord within five (5) days after such forty (40) day period to revoke its exercise of such Expansion Option (and thereby have no further obligations with respect to such space), the prevailing market rate shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by Landlord, one by Tenant, and the third selected by the two (2) brokers selected by the Landlord and the Tenant. All of said brokers shall be licensed real estate brokers in the District of Columbia specializing in commercial leasing in the central business district and Georgetown area, having not less than ten (10) years experience and recognized as ethical and reputable within their industry. The parties agree to select their respective designated brokers within ten (10) days after written request from Tenant. The third broker shall be selected within ten (10) days after both of the first two (2) brokers have been selected. Within ten (10) days after the third broker has been selected all of the brokers shall meet to attempt to agree upon the prevailing market rate which shall be determined based upon the same factors and considerations as are set forth above (with respect to the parties' determination of such figures). If they are unable to reach agreement, they shall within said ten
            (10) day period submit in writing the prevailing market rate they deem appropriate and the prevailing market rate shall be the amount which is the mean between the two (2) closest amounts determined by two (2) of the brokers. Each of the parties shall pay for the costs of the services of the broker selected by it and the costs of the third broker shall be divided equally between the Landlord and Tenant. It is understood and agreed by the parties that the determination of the brokers shall be binding upon the parties provided that Tenant executes an unconditional acceptance of such rent within ten (10) days after the determination of the Brokers. The failure of Tenant to deliver such written acceptance to Landlord in a timely manner shall be conclusively deemed Tenant's revocation of its exercise of such Expansion Option and Tenant shall have no further right to any such Expansion Space. Tenant covenants and agrees that no action taken by Landlord such as a response to Tenant's efforts to renegotiate the rent subsequent to such ten (10) day period shall constitute a waiver of Tenant's revocation of such Expansion Space nor be considered in any manner to be an extension of the ten (10) day period in which Tenant is required to accept the rent determined by the brokers. Time is of the essence. The parties shall execute an addendum to the Lease to recognize the rent so determined and to confirm the addition of the selected portion of the Sixth/Seventh Expansion Space to the Lease and any other terms and conditions agreed upon by the parties that differ from those herein. The term for each Sixth/Seventh Expansion Space occupancy shall commence upon the tender date thereof to Tenant by Landlord and shall expire with the term of this Lease. Tenant shall take such space "as is". Notwithstanding anything above to the contrary, if the tenant(s) in possession of the sixth (6th) and/or (7th) floors holdover without the consent of Landlord, and if Landlord is diligently prosecuting its rights to evict such tenant, then Landlord shall not be liable to Tenant for failure to deliver either such expansion space. If the sixth (6th) and seventh (7th) floor space does not become available all at one time, but becomes available in phases, then tenant shall have an Expansion Option as provided herein with respect to each portion of such space as it becomes available. The failure of Tenant to timely exercise any Expansion Option contained in this Paragraph shall result in that particular Expansion Option being deemed forever waived by Tenant."

            10. Notices. Paragraph 39 of the lease is hereby amended by deleting the cc: for notices to Landlord and inserting in lieu thereof:

            "cc:        Barry Haberman, Esquire
                        Grossberg, Yochelson, Fox & Beyda
                        2100 Pennsylvania Avenue, N.W.,
                        Suite 770
                        Washington, D.C.  20037"

            In addition, the address for notices to Tenant is hereby deleted and replaced with the following:

                        "Student Loan Marketing Association
                        1050 Thomas Jefferson Street, N.W.
                        Washington, D.C., 20007
                        Attention: Senior Vice President for
                        Administration

                        with a copy to:

                        Student Loan Marketing Association
                        1050 Thomas Jefferson Street, N.W.
                        Washington, D.C., 20007
                        Attention: General Counsel"

            11. Security Deposit. Landlord and Tenant hereby acknowledge and agree that prior to the date hereof Landlord has returned to Tenant the security deposit posted under the Lease. Accordingly, Paragraph 43 of the Lease is hereby deleted.

            12. Landlord's Work/Construction Allowance.

                (A) Landlord's Work. Landlord agrees to perform, upon the request of Tenant and as permitted by the District of Columbia, the modifications to the fire and safety systems of the Building which are listed on Exhibit "A" attached hereto and which are not attributable to any of Tenant's renovation work, (and any other code violations discovered by Tenant during Tenant's renovation of the Demised Premises, provided same are not attributable to Tenant's renovation work), provided that the cost to Landlord of all such modifications does not exceed Two Hundred Thousand Dollars ($200,000.00). Landlord shall promptly commence and complete all portions of such modification work which do not interfere with, require coordination with or otherwise depend upon Tenant's renovation plans for the Premises. All other modification work shall be completed as soon as possible taking into account the need to coordinate such work with the work to be performed by Tenant and its contractors. Landlord further agrees to use its reasonable best efforts to provide throughout the Demised Premises in all areas of office use (excluding however any special use areas) an HVAC and electrical system which conforms with the following specifications:

                              * outdoor dry bulb and wet bulb design - summer
                        and winter (91/77, 12/10)

                              * indoor dry bulb and relative humidity - summer
                        and winter (75 of 50%, 72 of 50%)

                              * lighting load and floor power load - 4 1/2 watts
                        per square foot

                              * ventilation air per person or per square foot-15
                        CFM/person or 0.1 CFM/square foot.

            Landlord agrees to commence such HVAC and electrical system work promptly and diligently pursue completion of such work subject to coordination with the work to be performed by Tenant and its contractors.

            Landlord shall make repairs and replacements to the HVAC system and otherwise maintain such system throughout the Term so that it continues to comply with the foregoing specifications throughout the Term.

            In addition, the Landlord shall renovate the public areas in the Building, including the bathrooms on floors 1, 2, 3, and 4, (and when and if occupied by Tenant, the Fifth Floor) elevator landings and cabs, all pursuant to the time schedule and specifications attached hereto as Exhibit "B". The cost of all work and improvements to be provided by Landlord pursuant to this Paragraph A shall be borne by Landlord and shall not be included in Operating Expenses.

            (B) Construction Allowance. (1) Landlord further agrees that Landlord will provide Tenant a construction allowance of One Million Dollars ($1,000,000.00) payable in eight (8) monthly installments of $125,000.00 each, commencing January 1, 1990 with subsequent installments due on the first day of each month thereafter until paid in full. Provided, however, that should Tenant fail to commence its renovation work in the Demised Premises by close of business on March 31, 1990, then and in such event, Landlord shall be entitled to suspend payment of the balance of the construction allowance. Such payments shall not recommence until the first day of the calendar month immediately after Tenant notifies Landlord in writing that Tenant has commenced construction in the Demised Premises and shall thereafter continue on the first of each month thereafter until paid in full, for the renovation of the Demised Premises by Tenant. To the extent such construction allowance is not used by Tenant during the renovation of the Demised Premises it may be used for such other purposes as Tenant may elect. Tenant agrees that such renovation work must be approved in advance by Landlord and otherwise comply with Paragraph 10 of the Lease; provided that Landlord agrees not to I unreasonably withhold or delay its consent to such renovation work or to any other request for its consent which is required pursuant to Paragraph 10 of the Lease.

            (2) Provided Tenant is not in default hereunder as to the payment of the Monthly Base Rent or Additional Rent beyond any applicable grace or cure period, Landlord further agrees to pay Tenant and additional allowance in the sum of Five Hundred Thousand Dollars ($500,000.00), to be payable in five (5) equal installments of One Hundred Thousand Dollars ($100,000.00) each on April 1, 1991, April 1, 1992, April 1, 1993, April 1, 1994 and April 1, 1995,
respectively. To the extent such additional allowance is not used by Tenant during the renovation of the Demised Premises, it may be used for such purposes as Tenant may elect.

            13. Additional First Floor Space. Tenant hereby agrees to lease from Landlord, in addition to the Initial Demised Premises, approximately 2,889 gross rentable square feet on the first floor of the Building (the "First Floor Space"), such space being presently occupied by Perpetual Federal Savings ("Perpetual") pursuant to a lease which expires May 31, 1991.

The term of the lease for the First Floor Space shall commence upon the termination of Perpetual's lease and Landlord's delivery of such space to Tenant (which is expected to occur on or about June 1, 1991) and shall be coterminous with the term of the Lease. If Perpetual's lease is terminated prior to its May 31, 1991 expiration date, then Landlord shall give Tenant not less than thirty
(30) days prior written notice of the date Landlord reasonably expects to deliver the First Floor Space to Tenant. In such event, the Base Rent for the First Floor Space shall be Twenty-Eight Dollars ($28.00) per rentable square foot from the commencement of the term (to be not less than thirty (30) days following notice to Tenant) until June 1, 1991. After such time, the square foot rental rate shall be reduced to the then current rental rate per square foot for the Initial Demised I Premises. The Base Rent and all pass-throughs shall be waived for the first four (4) months of the Term after June 1, 1991 with respect to the First Floor Space. In addition, Tenant will be entitled to an additional abatement of Base Rent and pass-throughs due at the beginning of the term for the First Floor Space in an amount equal to fifty percent (50%) of any early termination penalty and any other consideration received by Landlord from Perpetual (whether in the form of direct payments, credits, set-offs or in any other form) for periods after the effective termination date of the Perpetual Lease, provided, however, that in no event shall such additional abatement exceed five (5) months of the Base Rent and pass-throughs applicable to such First Floor Space subsequent to June 1, 1991. Landlord's thirty (30) day advance notice to Tenant described above shall include a certification by Landlord as to the amounts, if any, paid or payable by Perpetual (as determined above) on account of the early termination of Perpetual's Lease and the amount of the additional rent abatement to which Tenant is entitled on account thereof. The base rental shall be subject to CPI escalation in accordance with the terms of the Lease and the Tenant shall pay all Additional Rent charges for Real Estate Taxes and Operating

Expenses applicable to the First Floor Space in accordance with the terms of the Lease. Landlord further agrees to provide Tenant a construction allowance for the initial build out of the First Floor Space in an amount equal to Twenty-Four Dollars ($24.00) per rentable square foot of the First Floor Space. At least two-thirds (2/3rds) of such allowance shall be used for leasehold improvements to the First Floor Space and shall be paid to Tenant as the initial construction of the First Floor Space occurs, on a monthly basis, upon submission by Tenant to Landlord of invoices and such other documentation reasonably requested by Landlord, evidencing Tenant's costs to initially build out the First Floor Space. The balance of such allowance may be used by Tenant as Tenant elects and shall be paid to Tenant upon completion of Tenant's build out of the First Floor Space. Tenant agrees that such build out work must be approved in advance by Landlord and otherwise comply with the provisions of Paragraph 10 of the Lease; provided that, Landlord agrees not to unreasonably withhold or delay its consent to such build-out work or to any other request for its consent which is required pursuant to Paragraph 10 of the Lease.

            14. Satellite Dish Antenna (Paragraph 11). The following new paragraph is hereby added to Paragraph 11.

            "Notwithstanding anything contained herein to the contrary, Tenant shall have the right, subject to Landlord's prior written approval as to the size, style and location of same, at any time during the Term to install on the roof of the Building, in an area designated by Landlord, a satellite dish antenna, together with the cables extending from such antenna to the Premises (the "Equipment") provided that; (i) such installation shall comply with all applicable federal, state or local laws, rules or regulations, (ii) Tenant shall obtain at Tenant's expense, and submit to Landlord copies of, all necessary permits and approvals relating to such antenna and its installation, (iii) such antenna shall be installed at Tenant's sole cost and expense, lien free, without damage to any property of Landlord or others, by a qualified contractor chosen by Tenant and approved in advance by Landlord, which approval shall not be unreasonably withheld, (iv) all plans and specifications concerning such installation shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld,
            (v) Tenant shall pay all costs and expenses to maintain and remove the Equipment, and (vi) Tenant will indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence within, at or as a result of the Equipment, or use by Tenant of the Equipment, or occasioned wholly or in the part by any act or omission of Tenant, its agents, contractors, employees, servants, lessees or concessionaires in connection with the Equipment. In case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorneys' fees incurred or paid by Landlord in connection with such litigation. Tenant shall also pay all costs, expenses and reasonable attorneys' fees that may be incurred or paid by Landlord in enforcing the covenants of this paragraph. Tenant agrees to pay any increase in premiums for fire and extended coverage insurance that may be charged during the Term on the amount of such insurance which may be carried by Landlord for the Building resulting from the installation and maintenance of the Equipment in the Building by Tenant. In determining whether increased premiums are the result of Tenant's installation of the Equipment, a schedule, issued by the organization making the insurance rate on the Building, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate aforesaid. Bills for such additional premiums shall be rendered by Landlord to Tenant at such times as Landlord may elect, and shall be due from, and payable by Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, additional rent under the Lease. Landlord shall notify the Tenant in writing of any failure to maintain the Equipment and surrounding area in accordance with reasonable standards of safety and cleanliness based upon Landlord's reasonable judgment. The Tenant agrees to cure such defaults within ten (10) days of receipt of said written notification. Upon failure to cure such defaults within ten (10) days, the Landlord shall have the option at its sole discretion to terminate Tenant's right to install and maintain the Equipment on the roof of the Building. Tenant agrees that it shall obtain Landlord's approval prior to each time Tenant desires access to the roof and that all such access shall be under the supervision of Landlord. Tenant shall provide Landlord with such reasonable additional insurance coverage as shall be requested by Landlord from time to time to insure Tenant's indemnity contained herein."

            15. Tenant's Personal Property (Paragraphs 12 and 40). The words "if Tenant is not in default under the Lease" in the eighth (8th) and ninth (9th) lines of Paragraph 12(A) are hereby deleted.

            In addition, the last two (2) sentences of Paragraph 12(A) (defining "Tenant's Personal Property") and the definition of "Personal Property" set forth in Paragraph 40 are hereby deleted and replaced with the following:

            "'Tenant's Personal Property' shall mean all equipment, machinery, improvements, furniture, furnishings, alterations and trade fixtures now or hereafter installed or placed in or on the Premises by Tenant which are removable without material damage to the Premises or the Building."

            16. Landlord's Access to Premises (Paragraph 13). The words ", within the last 365 days of the Term, to" are hereby inserted immediately before the word "tenants" in the eighth (8th) line of Paragraph 13.

            17. Services and Utilities (Paragraph 14). The words "in Landlord's standard manner," in the last line of Paragraph 14(d), are hereby deleted and replaced with the following:

            "and all other customary building maintenance services, all in a manner befitting a first-class office building of similar size, age and location. If at any time, or from time to time, Tenant determines, in its reasonable judgment, that building maintenance and other services to be provided by Landlord hereunder are not being provided as required hereunder, in a manner befitting a first-class office building of similar size, age and location, then Tenant shall provide Landlord written notice thereof and Landlord shall have thirty (30) days to cure any deficiencies noted by Tenant. If such deficiencies are not cured by Landlord within said thirty (30) day period, Tenant may, by written notice to Landlord, require that Landlord terminate the management agreement then in effect and within ninety (90) days thereafter contract with a substitute management company that is reasonably acceptable to Tenant."

            18. Repair of Damage Caused by Tenant (Paragraph 17). Paragraph 17 is hereby deleted in its entirety.

            19. Fire and Other Casualty (Paragraph 19). Paragraph 19 of the Lease is hereby amended as follows: (a) The first sentence of Paragraph 19 is hereby deleted and replaced with the following:

            "If the Premises shall be damaged by fire or other casualty insured against or required to be insured against hereunder by Landlord and the Premises can be repaired within one hundred eighty (180) days from the date of the damage, Landlord shall promptly and diligently repair the damage, and the Lease shall not terminate; provided, however, that Landlord shall have no obligation to repair damage to or replace Tenant's Personal Property."

            (b) In the second (2nd) sentence of Paragraph 19, the words "and if at least fifty percent (50%) of an entire floor of the Premises then being occupied by Tenant is so rendered unusable, and is not used" are hereby deleted and replaced with the words "and if only a portion of the Premises is rendered unusable,".

            (c) All the language in the last sentence of the first paragraph of Paragraph 19 after the word "Building" is hereby deleted.

            (d) Clause (b) in the second paragraph of Paragraph 19 is amended by inserting after the word casualty the following "during the last two (2) years of the lease term or any renewal term.

            20. Insurance (Paragraph 20). In Paragraph 20(A)(2), the words "who by written notice to Tenant requests to be named as an additional insured" are inserted following the words "any mortgagee of the Building".

            In addition, the following new Subparagraph E is hereby added to Paragraph 20:

            "E. Anything herein contained to the contrary notwithstanding, the Landlord and Tenant do each hereby release the other from any and all liability for any loss or damage to their respective properties caused by fire or any of the other casualties covered by the risks included in extended coverage insurance. This limited mutual release is given notwithstanding that such fire or other casualty shall have resulted from the act, omission or negligence of Landlord or Tenant or their respective agents, employees, licensees or contractors. Landlord and Tenant agree to cause their respective insurance policies covering the Building and/or the Demised Premises and contents thereof to contain an appropriate endorsement whereby the insurer agrees that the insurance policy and coverage will not be invalidated by reason of the foregoing waiver of the right of recovery against Landlord or Tenant, respectively, for loss occurring to the properties covered by such policies, and whereby such insurers also waive any right of subrogation against the Landlord and Tenant (as the case may be); and each party will, upon request, deliver to the other a certificate evidencing such waiver of subrogation by the insurer. However, the provisions of this Paragraph 20(E) shall not be operative during any period of time when such "waiver of subrogation" feature is not available from financially sound and reputable insurance companies licensed to do business in the District of Columbia without special charge therefor (unless the party requesting such endorsement for its benefit pays the special charge and such endorsement is available)."

            21. Default Provision and Remedies (Paragraph 23) The following phrase is hereby inserted at the end of Paragraph 23(A)(4): ", and any of the foregoing actions or proceedings is not dismissed within (60) days after the institution thereof".

            In addition, the following sentence is hereby inserted at the end of Paragraph 23(C): "Once Landlord has obtained exclusive possession of the Demised Premises, Landlord agrees to use commercially reasonable efforts to relet the Premises and otherwise attempt to mitigate its damages."

            22. Subordination (Paragraph 27). (a) Landlord hereby agrees to use its reasonable best efforts to obtain a non-disturbance agreement (recognizing Tenant's rights under the Lease), in form and substance reasonably satisfactory to Tenant, from the holder of any and all mortgages and ground leases now encumbering or otherwise affecting the Land or the Building or Landlord's leasehold interest therein within sixty (60) days following the execution of this Amendment. If Landlord does not meet such obligation within the foregoing time period, then Tenant shall have the right, at its option, to declare this Amendment null and void.

            (b) The fourth (4th) sentence of Paragraph 27 (regarding appointment of Landlord as Tenant's attorney-in-fact) is hereby deleted in its entirety and replaced with the following: "Subject to Tenant's having ten (10) days to execute estoppel certificates pursuant to Section 31, if Tenant fails to execute any certificate or document required hereunder within ten (10) days after receipt and such failure continues for ten (10) days after Tenant's receipt of a second notice from Landlord requesting such document or certificate, then and only in such event, Tenant hereby constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such certificate or document on behalf of Tenant."

            (c) The following new paragraph is hereby added to Paragraph 27:

            "Notwithstanding anything contained in this Paragraph 27 or any other provision of this Lease to the contrary, this Paragraph 27 (which subordinates this Lease to all present and future mortgages and ground leases) shall have no force or effect as against the holder of any future mortgage or ground lease (or anyone acquiring an interest in the Land or the Building through or under such holder) unless such holder shall have executed a non-disturbance agreement

            (recognizing Tenant's rights hereunder), in form and substance reasonably satisfactory to Tenant."

            23. Assignment and Subletting (Paragraph 28). Paragraph 28 is hereby amended as follows:

            (a) The words "[[i]f applicable" in the second (2nd) sentence of Paragraph 28(1) are hereby deleted and replaced with the words "If Tenant is occupying less than fifty percent (50%) of the Premises, then such notice shall contain Tenant's good faith determination of the terms and conditions upon which Tenant intends to offer such space for rental, and." In addition the last sentence of Paragraph 28(1) is amended by deleting the number ninety (90) and inserting in lieu thereof one hundred eighty (180) and by deleting the word "same" and inserting in lieu thereof "the then prevailing market" and deleting "as offered to Landlord, except for rent which may be at a higher rate to a third party then the rate at which Landlord would have paid under this Section 28".

            (c) The first sentence of Paragraph 28(5) is hereby deleted and replaced with the following:

            "Landlord and Tenant hereby acknowledge and agree that Tenant shall have the right to sublet or assign all or any portion of the Premises at any time subject only to (i) the conditions set forth in Subparagraphs (1) through (4) above; (ii) Landlord's right to reacquire space under certain circumstances as provided in the first paragraph of this Paragraph 28; and (iii) Landlord's prior written consent to the proposed subtenant or assignee, which consent may be denied on the sole grounds that Landlord reasonably believes that the proposed subtenant or assignee is unsuitable."

            24. Access Control (Paragraph 36). In Paragraph 36, the words "three hundred sixty-five (365) days a year" are hereby deleted and replaced with the words "every day of the year".

            25. Definitions (Paragraph 40). Paragraph 40 is hereby amended as follows:

            (a) The following holidays are hereby added to the definition of "holidays" in Paragraph 40: "Martin Luther King Day, Columbus Day, Veteran's Day and President's Day".

            (b) The parties hereby acknowledge and agree that, pursuant to Paragraph 40 of the Lease, the term "Lease Year" means each twelve calendar month period commencing on April. 1st.

            (c) The following new paragraph is hereby added to Paragraph 40:
"Default. The terms 'default', 'event of default' and any other references to the Tenant's being 'in default' hereunder shall in each instance be deemed to mean a default which has not been cured within any applicable grace or cure period."

            (d) The following new paragraph is hereby added to Paragraph 40:
"Term. All references herein to the 'Term' or the 'term' of this Lease shall mean the initial term hereof and any and all renewals or extensions thereof."

            26. Parking (Paragraph 42). Paragraph 42 is hereby deleted and replaced with the following:

            "42. Parking. Landlord agrees to provide to Tenant parking permits for the parking of automobiles within the Building's parking garage in a ratio of one permit for every twelve hundred (1,200) rentable square feet of space in the Building (exclusive of any storage space) leased by Tenant from time to time, at the prevailing monthly rate in the Building. Parking permits shall be issued to Tenant or, at Tenant's election, its employees or other designees, who shall each pay the fees for their respective permits directly to the garage operator. The number of permits to which Tenant shall be entitled shall increase from time to time, according to the foregoing ratio, as Tenant leases additional space in the Building".

            27. Miscellaneous Provisions (Paragraph 44). In Paragraph 44(L), the phrase "[e)xcept as to the consent of Landlord to Tenant Alterations described in Section 10," is hereby deleted, it being expressly understood and agreed that Landlord agrees not to unreasonably withhold or delay its consent to any Alterations by Tenant.

            28. Ratification. Except as amended hereby the Lease shall remain in full force and effect.

            IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal as of the day and year first above written.


                                    LANDLORD:

                                    GEORGETOWN JEFFERSON
Witness:                            ASSOCIATES


     [SIG]                          By: /s/ BERNARD S. GEWIRZ
-------------------------               -----------------------------------
                                        Bernard S. Gewirz

Dated: 31 OCTOBER 1989
      ----------------

Witness:



      [SIG]                         By: /s/ RICHARD A. KIRSTEIN
-------------------------               -----------------------------------
                                        Richard A. Kirstein

Dated: 31 OCTOBER 1989
      ------------------


                                    TENANT:

Attest:                             STUDENT LOAN MARKETING
                                    ASSOCIATION


      [SIG]                         By:                [SIG]
-------------------------                 -----------------------------------
                                          Executive Vice President
                                          and General Counsel

Dated: OCT 27 1989
      -------------
(Corporate Seal)

                                   EXHIBIT "A"

            The modifications to the fire and safety systems of the Building which are listed on this Exhibit "A" are among the modifications to be performed by Landlord pursuant to the first sentence of Paragraph 12(A) of the foregoing Third Amendment to Lease. Landlord's obligations with respect to such modifications are expressly subject to the conditions set forth in such Paragraph 12(A), which conditions include the following: (i) Tenant must request that Landlord make each modification; (ii) each such modification must be permitted by the District of Columbia, and (iii) the aggregate cost of all such modifications to Landlord shall not exceed S200,ooo.oo. The modifications are as follows:

            1. Test all smoke detectors and roll-down fire shutters associated with the open stairway. Any one smoke detector should release both shutters on that floor.

            2. In order to upgrade the stair discharges in this building, fully-sprinkler the entire first floor with a wet-pipe sprinkler system and upgrade the passageway of the one stairway I to a 2-hour protected passageway, including complete 2-hr separation from the lobby (other exits from the building).

            3. Relocate the access to the two mechanical rooms on; each floor (including non-Tenant floors), which is currently from the stairwells and seal the existing opening to afford 2-hour fire resistive rating. This is to insure that a negative pressure is not created within the stairwell. It also deletes an unoccupied room from opening into the stairwell.

            4. Provide additional exit signs within the Tenant's space to insure that means of egress direction are clearly identified on each floor.

            5. Provide a second remote means of egress from the north end of the first floor.

            6. Provide remote exits from the lunch room and three training rooms.

            7. Rearrange exit arrangement from the area of Room 111 to be rearranged to prohibit exiting through the loading dock. Install handrails and stairtreads at the loading dock.

            8. Modify the HVAC system to permit the removal of the air supply duct and grill in the south stair and the opening sealing to afford the fire resistive requirement of the stair enclosure and reconfigure the normally unoccupied room which opens into the stair enclosure at this point so that it does not open into a required exit enclosure.

            9. Tie all dry-pipe sprinkler systems into the building fire alarm system and correctly annunciate.

                                   EXHIBIT "B"

            RESTROOMS

            All restrooms in core areas of the building area leased by Sallie Mae, or under option to Sallie Mae (when its option has been exercised), shall be upgraded and refurbished to a level as outlined below.

            Replace all missing or broken wall and floor tile with matching tiles, and regrout and clean existing tiles in all restrooms. Remaining walls shall receive a heavy duty vinyl wallcovering or spray on vinyl wall surface such as Zolatone or Polomyx. Fixtures (including faucets) and fittings (including toilet seats) of an appropriate commercial quality such as American Olean shall replace existing where damaged or defective or otherwise necessary to maintain a uniform look. All counter tops shall be of real stone or synthetic material with matching apron and splash and existing counters shall be replaced where necessary with one-piece continuous counter and backsplash. Full sized mirrors shall be used at fronts of lavatory counters. Replace as necessary all accessories with Bobrick, or equal, of stainless steel with U532 finish and shall be of unified design, recessed wherever possible.

            Toilet partitions shall have a electrostatically painted enamel finish and shall be replaced with matching panels where there are holes caused by equipment removal (unless equipment can be replaced in satisfactory condition). Lighting shall be from recessed, fluorescent fixtures with missing or damaged lenses replaced with matching lenses. Incidental lights shall be used, as necessary, at entry vestibules. Floors at tenant floors and entry vestibules shall be carpet tile to match tenant corridors and elevator lobbies. All bathrooms shall be reasonably ventilated and exhausted.

                             TYPICAL ELEVATOR LOBBY

            Elevator lobbies shall be refurbished and upgraded to a level as outlined below.

            It is expected that all current finishes in these areas will be replaced. This includes all area ceiling tile and grid, as necessary, wall and floor finishes, and elevator control accessories deemed to be in need of replacement. Existing elevator doors and frames shall be repaired and refinished by electrostatic painting and/or custom paint finishing. New call buttons, ash urns, labeling and directional indicators shall be replaced with elements compatible with brass trim at building lobby. Flooring shall be replaced with a suitable hard surface material, such as 12 x 12 x 3/8 stone tiles, heavy duty carpet tile, or a combination thereof. Existing wallcovering shall be removed, walls patched and a new wall material applied. Said material shall be a heavy duty vinyl wallcovering, woven synthetic fiber wallcovering, or a heavy duty spray on vinyl surface such as Zolatone or Polomyx. All finishes will be carried through common area corridors except for hard surface flooring. The corridor ceiling system on all Sallie Mae floors shall be modified (lowered in places) so as to eliminate sag and allow for recessing and centering of existing fixtures.

            ELEVATOR CABS

            All interior finishes of elevator cabs shall be refurbished and/or replaced to reflect the transition between public lobby and floor lobbies. To achieve this, they should incorporate finishes and colors from both of these areas. Floors shall be thinset stone payers to match lobby and/or carpet tile to match the typical floor lobby. Walls shall be finished with metal and/or fabric or carpeted wall panels. All control panels and graphics shall be replaced. All exposed metal shall relate to the brass and brass-look materials used in the building lobby. Provision for protective pads to be incorporated into design. All cab ceilings shall be refinished or replaced, if necessary.

            BUILDING LOBBY

            Ceiling finishes and lighting in this area shall be refurbished to provide visual and acoustic softening of area. Entire area shall be integrated through elevator cabs and floor lobbies into tenant spaces of building. This shall include a re-finishing of the lowered ceiling area with a reflective or enameled surface (or equivalent) and the installation of a cove "wall-washing" lighting system and/or supplemental decorative lighting system as agreed by the parties.

            Both parties agree to use reasonable judgement in making all determinations pursuant to the foregoing.

            The Landlord agrees to consult with Tenant and Tenant's architect prior to selecting the final specifications for the work described on this Exhibit "B".

            The Landlord shall promptly commence and complete all portions of the work described in this Exhibit "B" which do not interfere with, require coordination with or otherwise depend upon Tenant's renovation plans for the Premises. All other work described herein shall be completed as soon as possible taking into account the need to coordinate such work with the work to be performed by Tenant and its contractors.

                            FOURTH AMENDMENT TO LEASE

            This Amendment is made this 4th day of November, 1991 by and between Georgetown-Jefferson Associates, a District of Columbia limited partnership ("Landlord") and Student Loan Marketing Association, a federally chartered corporation ("Tenant").

WITNESSETH:

            WHEREAS, Landlord and Tenant are parties to that certain lease dated December 21, 1979, as amended by that certain Amendment to Lease dated December 10, 1980, that certain Second Amendment to lease dated May 14, 1981 and that certain Third Amendment to lease dated October 27, 1989 (as so amended, the "Lease") pursuant to which Tenant leased from Landlord 117,443 rentable square feet of office space, consisting of the entire second, third and fourth floors and a portion of the first floor (collectively referred to herein as the "Initial Demised premises") of the office building known by street address as 1050 Thomas Jefferson Street, N.W., Washington, D.C. (hereinafter the "Building"); and

            WHEREAS, Tenant desires to Lease from Landlord and Landlord desires to lease to Tenant the entire fifth (5th) floor of the Building subject to the terms and conditions contained herein; and

            WHEREAS, each term used herein that is defined in the Lease shall (unless otherwise defined herein) have the meaning provided in the Lease.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend the Lease as follows:

            1. Leased Premises. Landlord hereby Leases to Tenant and Tenant hereby Leases from Landlord, 30,570 square feet of gross rentable area on the fifth floor of the building (the "Additional Space").

            2. Term. The term of the Lease for the Additional Space shall be in all respects co-terminus with the term of the Lease for the Initial Demised Premises. The term of the Lease for the Additional Space shall commence on April 1, 1992.

            3. Rental. Commencing as of April 1, 1992, the Monthly Base Rent payable by Tenant under the Lease shall be increased by an amount equal to the square footage of the Additional Space (30,570) multiplied by the rental rate per square foot in effect as of April 1, 1992 for the Premises (the current base rate per square foot is $20.77 and is subject to further increases as set forth in the Lease). Such rent shall be further subject to adjustment from time to time as set forth in Paragraph 3 of the Third Amendment to the Lease. Further, the Tenant's share of Increased Expenses (as set forth in Paragraph 6 of the Lease) shall be increased from and after April 1, 1992 to 77.24% to reflect the increase in gross rentable area demised under the Lease by Tenant.

            4. Waiver. Landlord hereby waives its rights to collect Monthly Base Rent and Additional Rent for the Additional Space only for the period from April 1, 1992 through September 30, 1992.

            5. Tenant Allowance. Landlord agrees to provide Tenant a construction allowance for the initial build out of the Additional Space in an amount equal to Twenty Dollars ($20.00) per rentable square foot contained within the Additional Space, (i.e. $611,400.00) (the "Allowance"). Two-thirds (2/3rds) of such Allowance (i.e. $407,600.00) shall be paid to Tenant in eight
(8) equal monthly installments of $50,950.00 each, due and payable by Landlord to Tenant by the tenth (10th) day of each month for the period from April, 1992 through November, 1992. The balance of the allowance of $203,800.00 shall be paid to Tenant in five (5) equal annual installments of $40,760.00 each, due and payable by Landlord to Tenant on April 1, 1993, April 1, 1994, April 1, 1995, April 1, 1996 and April 1, 1997.

            6. Possession of the Additional Space. Tenant acknowledges that it is currently in possession of the Additional Space and therefore takes such space "as is", without any representation or warranty by Landlord as to the condition of such space and without the requirement or necessity that Landlord perform or provide any work, labor or materials for the Additional Space.

            7. Expansion Options. paragraph 38(A) of the Lease is hereby deleted and is of no further force and effect.

            8. Integration. It is the intention of the parties that the leasing of the Additional Space shall, except as specifically addressed herein, be controlled by all of the terms and conditions of the Lease, including but not limited to, the application of all rent estimates and adjustments.

            9. Ratification. Except as modified and amended herein, the Lease shall be and remain in full force and effect.

                IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal as of the day and year first above written.


                                    LANDLORD:

Witness:                            GEORGETOWN-JEFFERSON ASSOCIATES


     [SIG]                          By: /s/ BERNARD S. GEWIRZ
------------------------               -----------------------------
                                       Bernard S. Gewirz,
                                       General Partner

Dated: NOVEMBER 4, 1991
      ------------------

Witness:


/s/ SHARON EDWARDS                  By: /s/ RICHARD A. KIRSTEIN
------------------------               ---------------------------
                                       Richard A. Kirstein,
                                       General Partner

Dated: NOV. 4, 1991
      -------------------


                                     TENANT:

Attest:                              STUDENT LOAN MARKETING
                                     ASSOCIATION


                                     By: /s/ GERALD COHEN
---------------------------             ----------------------------
                                        Gerald Cohen
                                        Senior Vice President
                                        Personnel and Administration

Dated:    November 1, 1991
      ----------------------

(Corporate Seal)


                                             SUBSCRIBED AND SWORN TO BEFORE ME

                                             THIS 1st DAY OF November 1991

                                             /s/ DARLENE B. VALLETTA
                                             ----------------------------------
                                                     NOTARY PUBLIC

                                             My Commission Expires May 31, 1995

                                   ADDENDUM TO
                            FOURTH AMENDMENT TO LEASE

            THIS ADDENDUM, is entered into this 4th day of November 1991, to modify and amend the terms of the Fourth Amendment to Lease (the "Fourth Amendment") entered into by and between GEORGETOWN-JEFFERSON ASSOCIATES ("Landlord") and the STUDENT LOAN MARKETING ASSOCIATION ("Tenant"), dated November 4, 1991.

            FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and modify the Fourth Amendment as follows:

            1. Paragraph 6 of the Fourth Amendment shall be deleted in its entirety and replaced with the following:

            "6. Loading Dock Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, free of charge, the 678 square feet (floor to ceiling) of gross rentable area, designated on Attachment A hereto, which is currently part of the loading dock area on the first floor of the Building (the "Loading Dock Space"). The term of the lease for the Loading Dock Space shall commence December 1, 1991, and thereafter shall be coterminous with the term of the Lease for the Initial Demised Premises. The lease of the Loading Dock Space pursuant to the Fourth Amendment shall in no way affect the Monthly Base Rent or the Additional Rent (including the amount of the Tenant's Share of Increased Expenses) paid by Tenant pursuant to the terms of the Lease. Tenant shall have the right to use the Loading Dock Space for any purpose consistent with the terms of the Lease. Tenant also shall have the right, at Tenant's expense, to make Alterations to the Loading Dock Space at any time during the term of the Lease, provided that any such Alterations comply with the provisions of Section 10 of the Lease."

            2. The phrase "April, 1992 through November, 1992" in the second sentence of paragraph 5 of the Addendum shall be replaced with the phrase "July, 1992 through February, 1993".

            Terms used herein and not otherwise defined herein shall have the respective meanings given them in the Fourth Amendment. In the event of a conflict between the provisions of the Fourth Amendment and the provisions of this Addendum, the provisions of this Addendum shall prevail.

            IN WITNESS WHEREOF, the parties have executed this addendum as of the day and year first above written.


                                    LANDLORD:

                                    GEORGETOWN JEFFERSON ASSOCIATES

Witness:


       [SIG]                        By: /s/ BERNARD S. GEWIRZ
--------------------------              ------------------------------
                                        Bernard S. Gewirz,
                                        General Partner

Dated: NOVEMBER 4, 1991
      -------------------


Witness:


/s/ SHARON EDWARDS                  By:  /s/ RICHARD A. KIRSTEIN
--------------------------              ------------------------------
                                        Richard A. Kirstein,
                                        General Partner

Dated: NOV. 4, 1991
      --------------------


                                    TENANT:

                                    STUDENT LOAN MARKETING ASSOCIATION
Attest:


                                    By: /s/ GERALD COHEN
--------------------------              ------------------------------
                                        Gerald Cohen
                                        Senior Vice President
                                        Personnel and Administration

SALLIE MAE, INC.
11600 Sallie Mae Drive
Reston, Virginia 20190-4796
703-810-5041 Fax 703-810-5901
                                             January 22, 1999

Bernard S. Gewirz
Georgetown-Jefferson Associates
1730 K Street, N.W. Suite 1204
Washington, DC 20006

Re:  5th Floor of 1050 Thomas Jefferson Street

Dear Mr. Gewirz:

     Pursuant to section 28 of the Lease for the above named space, tenant hereby requests Landlord's consent to sublease. Attached is an executed original of the Sublease. The term of the Sublease corresponds to the remaining term of the Lease, except that it shall terminate one day earlier. Please review and approve the Sublease by executing this letter in triplicate. If you have any questions, please feel free to contact me at 703/810-5900.

     Respectfully, we request your response as soon as possible so that we may finalize this transaction.

                                            Very truly yours,

                                            /s/ BARRY L. MARK

                                            Barry L. Mark, Director
                                            Real Estate and Workplace Services

AGREED AND APPROVED, THIS SUBLEASE IS SUBJECT TO AND SUBORDINATE TO THE PRIME LEASE AND ALL OF THE AMENDMENTS; SALLIE MAE IS NOT RELIEVED OF ITS OBLIGATIONS AS THEY RELATE TO THIS SPACE.


Georgetown-Jefferson Associates

By:           [SIG]
   ----------------------------
Date:        1/26/99
     --------------------------

Chartered by Act of Congress
STUDENT LOAN MARKETING ASSOCIATION
1050 Thomas Jefferson Street, N.W.
Washington, D.C. 20007
202/333-8000

                                                                   March 1, 1983

Mr. Harry W. Bennett, Jr.
Vice President
Smithy-Braedon Property Company
1110 Vermont Avenue, N.W. Second Floor
Washington, D.C. 20005

Re: Lease Dated December 21, 1979, as amended, for office space at 1050 Thomas Jefferson Street

Dear Chuck:

     Pursuant to our recent conversation with you, I am writing to ask for written approval to install a satellite dish.

     This letter requests approval from you, as agent of Georgetown-Jefferson Associates, the landlord under the above lease, for Sallie Mae to roof-mount a compact twenty-four inch (24") satellite dish ("antenna") weighing eleven (11) pounds at 1050 Thomas Jefferson Street. This request is made pursuant to Lease Paragraph 10, "Alterations by Tenant", which paragraph requires prior written consent of the landlord for alterations, etc. to the premises or the building.

     This antenna will provide data transmission to a terminal located on the second floor. The equipment will be anchored in place by Market Information, Inc., the vendor; (see enclosed specifications) and the internal wiring will be installed by Newcomb Electric, which company, as you know, has performed electrical services for us in the past.

     It is our understanding that your representative will be present during installation of the antenna. We will notify you when the installation date is determined.

Harry W. Bennett, Jr.
March 1, 1983
Page Two


     Your signature in the space provided below constitutes written consent by the Landlord to install the antenna on the roof of the 1050 Thomas Jefferson building. I ask that you return the written consent to my attention by Tuesday, March 15, 1983.

                                            Very truly yours,

                                            /s/ EDWARD C. CAMPBELL

                                            Edward C. Campbell, Director
                                            Office and Support Services

Enclosure

cc: G. Cohen, SLMA
    K. Kemp,  SLMA


Approved:           [SIG]
         ---------------------------------

               3-3-83
Date:    ---------------------------------

Ed,

Have the installer contact Bob Godshalk prior to installation, so we all agree where the antenna will be located.

                                                                 Thanks

                                                                 H. Bennett